EXHIBIT 99.2

Management’s Discussion and Analysis of Financial Condition and Results of Operations.

Management’s discussion and analysis of financial condition and results of operations is comprised of the following sections:

(1)	Overview

•	Introduction

•	Other Significant Events

(2)	Results of Operations

•	Overview

•	Consolidated Financial Results from Continuing Operations

•	Investment Management

•	Automotive

•	Railcar

•	Food Packaging

•	Metals

•	Real Estate

•	Home Fashion

•	Holding Company

•	Interest Expense

•	Income Taxes

•	Discontinued Operations

(3)	Liquidity and Capital Resources

•	Holding Company

•	Consolidated Cash Flows

•	Borrowings

•	Contractual Commitments

•	Off-Balance Sheet Arrangements

•	Discussion of Segment Liquidity and Capital Resources

•	Investment Management

•	Automotive

•	Railcar

•	Food Packaging

•	Metals

•	Real Estate

•	Home Fashion

•	Distributions

(4)	Critical Accounting Policies and Estimates

(5)	Recently Issued Accounting Standards Updates

(6)	Forward-Looking Statements

The following discussion is intended to assist you in understanding our present business and the results of operations together with our present financial condition. This section should be read in conjunction with our Consolidated Financial Statements and the accompanying notes contained in Exhibit 99.3 to the Current Report on Form 8-K.

Overview

Introduction

Icahn Enterprises L.P., or Icahn Enterprises, is a master limited partnership formed in Delaware on February 17, 1987. We own a 99% limited partner interest in Icahn Enterprises Holdings L.P., or Icahn Enterprises Holdings. Icahn Enterprises Holdings and its subsidiaries own substantially all of our assets and liabilities and conduct substantially all of our operations. Icahn Enterprises G.P. Inc., or Icahn Enterprises GP, our sole general partner, which is owned and controlled by Mr. Icahn, owns a 1% general partner interest in both us and Icahn Enterprises Holdings, representing an aggregate 1.99% general partner interest in us and Icahn Enterprises Holdings. As of December 31, 2009, affiliates of Mr. Icahn owned 68,760,427 of our depositary units and 11,360,173 of our preferred units, which represented approximately 92.0% and 86.5% of our outstanding depositary units and preferred units, respectively. As referenced in Note 21, “Subsequent Events,” to our consolidated financial statements contained in Exhibit 99.3 to the Current Report on Form 8-K, we redeemed all of our outstanding preferred units on March 31, 2010.

We are a diversified holding company owning subsidiaries engaged in the following operating businesses: Investment Management, Automotive, Railcar, Food Packaging, Metals, Real Estate and Home Fashion. In addition to our operating businesses, we discuss below the Holding Company, which includes the unconsolidated results of Icahn Enterprises and Icahn Enterprises Holdings, and investment activity and expenses associated with the activities of the Holding Company.

Other Significant Events

Senior Notes Offering

On January 15, 2010, we and Icahn Enterprises Finance Corp. (referred to collectively as the Issuers), sold $850,000,000 aggregate principal amount of Senior Unsecured 7.75% Notes due 2016, or the 2016 Notes, and $1,150,000,000 aggregate principal amount of Senior Unsecured 8% Notes due 2018, or the 2018 Notes and, together with the 2016 Notes, referred to as the New Notes, pursuant to the purchase agreement, dated January 12, 2010, or the Purchase Agreement, by and among the Issuers, Icahn Enterprises Holdings, as guarantor, or the Guarantor, and Jefferies & Company, Inc., as initial purchaser, or the Initial Purchaser. The 2016 Notes were priced at 99.411% of their face value and the 2018 Notes were priced at 99.275% of their face value. The gross proceeds from the sale of the New Notes were approximately $1,986,656,000, a portion of which was used to purchase the approximately $1.28 billion in aggregate principal amount (or approximately 97%) of the senior unsecured 7.125% notes due 2013, or the 2013 Notes, and the senior unsecured 8.125% notes due 2012, or the 2012 Notes, and, together with the 2013 Notes, referred to as the Senior Unsecured Notes, that were tendered pursuant to certain cash tender offers and consent solicitations and to pay related fees and expenses. Interest on the New Notes will be payable on January 15 and July 15 of each year, commencing July 15, 2010. The Purchase Agreement contains customary representations, warranties and covenants of the parties and indemnification and contribution provisions whereby the Issuers and the Guarantor, on the one hand, and the Initial Purchaser, on the other, have agreed to indemnify each other against certain liabilities. The Senior Unsecured Notes were satisfied and discharged on January 15, 2010.

The New Notes are issued under and are governed by an indenture, dated January 15, 2010, or the Indenture, among the Issuers, the Guarantor and Wilmington Trust Company, as trustee. The Indenture contains customary events of defaults and covenants relating to, among other things, the incurrence of debt, affiliate transactions, liens and restricted payments. On or after January 15, 2013, the Issuers may redeem all of the 2016 Notes at a price equal to 103.875% of the principal amount of the 2016 Notes, plus accrued and unpaid interest, with such optional redemption prices decreasing to 101.938% on and after January 15, 2014 and 100% on and after January 15, 2015. On or after January 15, 2014, the Issuers may redeem all of the 2018 Notes at a price equal to 104.000% of the principal amount of the 2018 Notes, plus accrued and unpaid interest, with such option redemption prices decreasing to 102.000% on and after January 15, 2015 and 100% on and after January 15, 2016. Before January 15, 2013, the Issuers may redeem up to 35% of the aggregate principal amount of each of the 2016 Notes and 2018 Notes with the net proceeds of certain equity offerings at a price equal to 107.750% and 108.000%, respectively, of the aggregate principal amount thereof, plus accrued and unpaid interest to the date of redemption, provided that at least 65% of the aggregate principal amount of the 2016 Notes or 2018 Notes, as the case may be, originally issued remains outstanding immediately after such redemption. If the Issuers experience a change of control, the Issuers must offer to purchase for cash all or any part of each holder’s New Notes at a purchase price equal to 101% of the principal amount of the New Notes, plus accrued and unpaid interest.

The New Notes and the related guarantee are the senior unsecured obligations of the Issuers and rank equally with all of the Issuers’ and the Guarantor’s existing and future senior unsecured indebtedness and rank senior to all of the Issuers’ and the Guarantor’s existing and future subordinated indebtedness. The New Notes and the related guarantee are effectively subordinated to the Issuers’ and the Guarantor’s existing and future secured indebtedness to the extent of the collateral securing such indebtedness. The New Notes and the related guarantee are also effectively subordinated to all indebtedness and other liabilities of the Issuers’ subsidiaries other than the Guarantor.

In connection with the sale of the New Notes, the Issuers and the Guarantor entered into a Registration Rights Agreement, dated January 15, 2010, or the Registration Rights Agreement, with the Initial Purchaser. Pursuant to the Registration Rights Agreement, the Issuers have agreed to file a registration statement with the SEC, on or prior to 120 calendar days after the closing of the offering of the New Notes, to register an offer to exchange the New Notes for registered notes guaranteed by the Guarantor with substantially identical terms, and to use commercially reasonable efforts to cause the registration statement to become effective by the 210th day after the closing of the offering of the New Notes. Additionally, the Issuers and the Guarantor may be required to file a shelf registration statement to cover resales of the New Notes in certain circumstances. If the Issuers and the Guarantor fail to satisfy these obligations, the Issuers may be required to pay additional interest to holders of the New Notes under certain circumstances.

Termination of Indenture Governing Senior Unsecured 8.125% Notes due 2012

Effective as of January 15, 2010, the indenture governing the 2012 Notes, dated as of May 12, 2004, or the 2012 Notes Indenture, among the Issuers, the Guarantor and Wilmington Trust Company, as trustee, has been satisfied and discharged in accordance with its terms by the Issuers. The Issuers deposited a total of approximately $364 million with Wilmington Trust Company as trustee and depository under the 2012 Notes Indenture for a cash tender offer to repay all amounts outstanding under the 2012 Notes and to satisfy and discharge the 2012 Notes Indenture. Approximately $345 million was deposited with the depository to purchase the 2012 Notes that were tendered pursuant to the cash tender offer. In connection with the purchase of the tendered 2012 Notes, the Issuers paid total consideration of approximately $355 million, which consisted of: (i) $345 million of base consideration for the aggregate principal amount tendered; (ii) $3 million of accrued and unpaid interest on the tendered 2012 Notes; and (iii) $7 million of consent payments in connection with the solicitation of consents from holders of 2012 Notes to eliminate the incurrence of indebtedness and issuance of preferred stock covenant in the 2012 Notes Indenture. The Issuers also deposited approximately $8 million with the trustee in connection with the redemption of the remaining 2012 Notes.

Termination of Indenture Governing Senior Unsecured 7.125% Notes due 2013

Effective as of January 15, 2010, the indenture governing the 2013 Notes, dated as of February 7, 2005, or the 2013 Notes Indenture, among the Issuers, the Guarantor and Wilmington Trust Company, as trustee, has been satisfied and discharged in accordance with its terms by the Issuers. The Issuers deposited a total of approximately $1,018 million with Wilmington Trust Company as trustee under the 2013 Notes Indenture and depositary for a cash tender offer to repay all accounts outstanding under the 2013 Notes and to satisfy and discharge the 2013 Notes Indenture. Approximately $939 million was deposited with the depositary to purchase the 2013 Notes that were tendered pursuant to the cash tender offer. In connection with the purchase of the tendered 2013 Notes, the Issuers paid total consideration of approximately $988 million, which consisted of: (i) $939 million of base consideration for the aggregate principal amount tendered; (ii) $28 million of accrued and unpaid interest on the tendered 2013 Notes; and (iii) $21 million of consent payments in connection with the solicitation of consents from holders of 2013 Notes to eliminate the incurrence of indebtedness and issuance of preferred stock covenant in the 2013 Notes Indenture. The Issuers also deposited approximately $29 million with the trustee in connection with the redemption of the remaining 2013 Notes.

Acquisition of Controlling Interest in ARI

On January 15, 2010, pursuant to a certain Contribution and Exchange Agreement (referred to as the ARI Contribution and Exchange Agreement) among Icahn Enterprises, Beckton Corp., a Delaware corporation (referred to as Beckton), Barberry, Modal LLC, a Delaware limited liability company (referred to as Modal), and Caboose Holding LLC, a Delaware limited liability company (referred to as Caboose and, together with Barberry and Modal, referred to collectively as the ARI Contributing Parties), the ARI Contributing Parties contributed to Icahn Enterprises 11,564,145 shares of common stock of ARI, representing approximately 54.3% of ARI’s total outstanding common stock as of January 15, 2010, collectively owned by the ARI Contributing Parties for aggregate consideration consisting of 3,116,537 (or approximately $141 million based on the closing price of our depositary units on January 15, 2010) of our depositary units, subject to certain post-closing adjustments. ARI is a leading North American designer and manufacturer of hopper and tank railcars. ARI also repairs and refurbishes railcars, provides fleet management services and designs and manufactures certain railcar and industrial components. The transactions contemplated by the ARI Contribution and Exchange Agreement were previously authorized by the Audit Committee of the board of directors of Icahn Enterprises GP, our general partner, on January 11, 2010. The Audit Committee was advised by independent counsel and an independent financial advisor which rendered a fairness opinion.

Acquisition of Controlling Interest in Viskase

On January 15, 2010, pursuant to a certain Contribution and Exchange Agreement (referred to as the Viskase Contribution and Exchange Agreement) among Icahn Enterprises, Beckton, Barberry, Koala Holding Limited Partnership, a Delaware limited partnership (referred to as Koala), High River Limited Partnership, a Delaware limited partnership (referred to as High River), and Meadow Walk Limited Partnership, a Delaware limited partnership (referred to as Meadow Walk and, together with Barberry, Koala and High River, referred to collectively as the Viskase Contributing Parties), the Viskase Contributing Parties contributed to Icahn Enterprises 25,560,929 shares of common stock of Viskase, representing approximately 71.4% of Viskase’s total outstanding common stock as of January 15, 2010, collectively owned by the Viskase Contributing Parties for aggregate consideration consisting of 2,915,695 (or approximately $132 million based on the closing price of our depositary units on January 15, 2010) of our depositary units. Viskase is a leading worldwide producer of non-edible cellulosic, fibrous and plastic casings used to prepare and package processed meat and poultry products. The transactions contemplated by the Viskase Contribution and Exchange Agreement were previously authorized by the Audit Committee of the board of directors of Icahn Enterprises GP on January 11, 2010. The Audit Committee was advised by independent counsel and an independent financial advisor which rendered a fairness opinion.

Declaration of Distribution on Depositary Units

On February 26, 2010, the board of directors approved a payment of a quarterly cash distribution of $0.25 per unit on our depositary units payable in the first quarter of the fiscal year ended December 31, 2010, or fiscal 2010. The distribution will be paid on March 30, 2010, to depositary unitholders of record at the close of business on March 15, 2010. Under the terms of the indenture dated April 5, 2007 governing our variable rate notes due 2013, we will also be making a $0.15 distribution to holders of these notes in accordance with the formula set forth in the indenture.

Results of Operations

Overview

A summary of the significant developments for fiscal 2009 is as follows:

•
Income from continuing operations attributable to Icahn Enterprises for our Investment Management segment of $469 million for fiscal 2009 due to positive performance in the Private Funds compared to loss from continuing operations attributable to Icahn Enterprises of $335 million for fiscal 2008;

•	Additional investment of $750 million in the Private Funds in fiscal 2009, bringing Icahn Enterprises’ cumulative direct investment through December 31, 2009 in the Private Funds to $1.7 billion;

•	Loss from continuing operations attributable to Icahn Enterprises for our Automotive segment of $29 million with restructuring expenses before non-controlling interests of $32 million for fiscal 2009;

•	Income from continuing operations attributable to Icahn Enterprises for our Railcar segment of $8 million for fiscal 2009;

•	Income from continuing operations attributable to Icahn Enterprises for our Food Packaging segment of $11 million for fiscal 2009;

•	Loss from continuing operations attributable to Icahn Enterprises for our Metals segment of $30 million for fiscal 2009, including pretax impairment charges of $13 million;

•
Loss from continuing operations attributable to Icahn Enterprises for our Home Fashion segment of $40 million for fiscal 2009 with restructuring and impairment charges before non-controlling interests of $27 million for fiscal 2009; and

•	Loss from continuing operations attributable to Icahn Enterprises for our Holding Company of $148 million for fiscal 2009, primarily due to interest expense.

A summary of the significant developments for fiscal 2008 is as follows:

•	Consummation of the sale of ACEP on February 20, 2008 for $1.2 billion, realizing a gain of $472 million, after taxes of $260 million;

•
Investment of $465 million of the gross proceeds in a Code Section 1031 Exchange transaction related to the sale of ACEP with the purchase of two net leased properties within our Real Estate segment, resulting in a deferral of $103 million in taxes;

•
$5.7 billion of revenues from our Automotive segment for the period March 1, 2008 through December 31, 2008. Additionally, our Automotive segment results for the period March 1, 2008 through December 31, 2008 included total asset impairment charges aggregating $434 million, of which $222 million related to goodwill and $130 million related to other indefinite-lived intangible assets. These charges were principally attributable to significant decreases in forecasted future cash flows as Federal-Mogul adjusted to the known and anticipated changes in industry volumes;

•
Increased net sales from our Metals segment of $405 million for fiscal 2008 as compared to fiscal 2007, resulting from an increase in the average selling price of ferrous scrap, increased volume of shipped ferrous production and the inclusion of financial results of acquisitions made during fiscal 2007 and early fiscal 2008;

•
Loss from continuing operations from our Investment Management segment of $335 million during fiscal 2008 resulting from investment losses from the Private Funds which were primarily affected by the decline in the value of the Private Funds’ largest equity positions;

•	Income from continuing operations of $17 million for fiscal 2009 for our Railcar segment; and

•	Reduced net sales from our Home Fashion segment of $258 million for fiscal 2008 as compared to fiscal 2007 due to the weak home textile retail environment and the elimination of unprofitable programs.

Consolidated Financial Results from Continuing Operations

The following tables summarize revenues and income (loss) attributable to Icahn Enterprises from continuing operations for each of our reportable segments (in millions of dollars):

	Revenues(1)
	Year Ended December 31,
	2009	2008	2007
Investment Management	$1,596	$(2,783)	$588
Automotive(2)	5,397	5,727	—
Railcar	444	821	713
Food Packaging	296	290	253
Metals	384	1,243	834
Real Estate	96	103	113
Home Fashion	382	438	706
Holding Company	10	299	250
Total	$8,605	$6,138	$3,457

	Income (Loss) Attributable to Icahn Enterprises From Continuing Operations
	Year Ended December 31,
	2009	2008	2007
Investment Management	$469	$(335)	$170
Automotive(2)	(29)	(350)	—
Railcar	8	17	19
Food Packaging	11	—	(5)
Metals	(30)	66	42
Real Estate	11	14	14
Home Fashion	(40)	(55)	(84)
Holding Company	(148)	132	77
Total	$252	$(511)	$233

(1)	Revenues include net sales, net gain (loss) from investment activities, interest, dividend income and other income, net.

(2)	Automotive results for fiscal 2008 are for the period March 1, 2008 through December 31, 2008.

Investment Management

Overview

Icahn Onshore LP, or the Onshore GP, and Icahn Offshore LP, or the Offshore GP (and, together with the Onshore GP, being referred to herein as the General Partners) act as general partner of Icahn Partners LP, or the Onshore Fund, and the Offshore Master Funds (as defined below), respectively. Effective January 1, 2008, in addition to providing investment advisory services to the Private Funds, the General Partners provide or cause their affiliates to provide certain administrative and back office services to the Private Funds. The General Partners do not provide such services to any other entities, individuals or accounts. Interests in the Private Funds are offered only to certain sophisticated and accredited investors on the basis of exemptions from the registration requirements of the federal securities laws and are not publicly available. As referred to herein, the Offshore Master Funds consist of (i) Icahn Partners Master Fund LP, (ii) Icahn Partners Master Fund II L.P. and (iii) Icahn Partners Master Fund III L.P. The Onshore Fund and the Offshore Master Funds are collectively referred to herein as the Investment Funds.

The Offshore GP also acts as general partner of a fund formed as a Cayman Islands exempted limited partnership that invests in the Offshore Master Funds. This fund, together with other funds that also invest in the Offshore Master Funds, constitute the Feeder Funds and, together with the Investment Funds, are referred to herein as the Private Funds.

The Private Funds had a positive return for fiscal 2009. During fiscal 2009, the Private Funds’ long equity and long credit exposures were positive, offset in part by negative performance in the Private Funds’ short equity and short credit exposures. We believe that there will be continued opportunities for the Private Funds to become active in distressed investing.

Revenues

The Investment Management segment derives revenues from three sources: (1) special profits interest allocations; (2) incentive allocations and (3) gains and losses from our investments in the Private Funds.

Prior to January 1, 2008, the management agreements between Icahn Capital Management LP (referred to as New Icahn Management) and the Private Funds provided for the management fees to be paid by each of the Feeder Funds and the Onshore Fund to New Icahn Management at the beginning of each quarter generally in an amount equal to 0.625% (2.5% annualized) of the net asset value of each Investor’s (defined below) investment in the Feeder Fund or Onshore Fund, as applicable, and were recognized quarterly.

Effective January 1, 2008, the limited partnership agreements of the Investment Funds provide that the applicable General Partner is eligible to receive a special profits interest allocation at the end of each calendar year from each capital account maintained in the Investment Funds that is attributable to: (i) in the case of the Onshore Fund, each fee-paying limited partner in the Onshore Fund and (ii) in the case of the Feeder Funds, each fee-paying investor in the Feeder Funds (that excludes certain investors that are affiliates of Mr. Icahn) (in each case, referred to herein as an Investor). This allocation is generally equal to 0.625% (prior to July 1, 2009), of the balance in each fee-paying capital account as of the beginning of each quarter (for each Investor, the Target Special Profits Interest Amount) except that amounts are allocated to the General Partners in respect of special profits interest allocations only to the extent that net increases (i.e., net profits) are allocated to an Investor for the fiscal year. Accordingly, any special profits interest allocations allocated to the General Partners in respect of an Investor in any year cannot exceed the net profits allocated to such Investor in such year. (See below for discussion of new fee structure effective July 1, 2009).

In the event that sufficient net profits are not generated by an Investment Fund with respect to a capital account to meet the full Target Special Profits Interest Amount for an Investor for a calendar year, a special profits interest allocation will be made to the extent of such net profits, if any, and the shortfall will be carried forward and added to the Target Special Profits Interest Amount determined for such Investor for the next calendar year. Adjustments, to the extent appropriate, will be made to the calculation of the special profits interest allocations for new subscriptions and withdrawals by Investors. In the event that an Investor redeems in full from a Feeder Fund or the Onshore Fund before the full targeted Target Special Profits Interest Amount determined for such Investor has been allocated to the General Partner in the form of a special profits interest allocation, the amount of the Target Special Profits Interest Amount that has not yet been allocated to the General Partner will be forfeited and the General Partner will never receive it.

Incentive allocations are determined based on the aggregate amount of net profits earned by each fee-paying investor in the Investment Funds (after the special profits interest allocation is made). Incentive allocations are based on the investment performance of the Private Funds, which is a principal determinant of the long-term success of the Investment Management segment because it generally enables assets under management, or AUM, to increase through retention of fund profits and by making it more likely to attract new investment capital and minimize redemptions by Private Fund investors. Incentive allocations are generally 25% (prior to July 1, 2009) of the net profits (both realized and unrealized) generated by fee-paying investors in the Investment Funds, and are subject to a “high watermark” (whereby the General Partners do not earn incentive allocations during a particular year even though the fund had a positive return in such year until losses in prior periods are recovered). The amount of these incentive allocations are calculated and allocated to the capital accounts of the General Partners annually except for incentive allocations earned as a result of investor redemption events during interim periods, provided that, as discussed below, effective July 1, 2009, certain new options do not provide for incentive allocations at the end of each fiscal year. (See below for discussion of the new fee structure effective July 1, 2009).

Effective July 1, 2009, certain limited partnership agreements and offering memoranda of the Private Funds (referred to as the Fund Documents) were revised primarily to provide existing investors and new investors, or Investors with various new options for investments in the Private Funds (each being referred to as an Option). Each Option has certain eligibility criteria for Investors and existing investors are permitted to roll over their investments made in the Private Funds prior to July 1, 2009 (referred to as the Pre-Election Investments) into one or more of the new Options. For fee-paying investments, the special profits interest allocations will range from 1.5% to 2.25% per annum and the incentive allocations will range from 15% (in some cases subject to a preferred return) to 22% per annum. The new Options also have different withdrawal terms, with certain Options being permitted to withdraw capital every six months (subject to certain limitations on aggregate withdrawals) and other Options being subject to three-year rolling lock-up periods, provided that early withdrawals are permitted at certain times with the payment to the Private Funds of a fee.

The economic and withdrawal terms of the Pre-Election Investments remain the same, which include a special profits interest allocation of 2.5% per annum, an incentive allocation of 25% per annum and a three-year lock-up period (or sooner, subject to the payment of an early withdrawal fee). Certain of the Options will preserve each Investor’s existing high watermark with respect to its rolled over Pre-Election Investments and one of the Options establishes a hypothetical high watermark for new capital invested before December 31, 2010 by persons that were Investors prior to July 1, 2009. Effective with permitted withdrawals on December 31, 2009, if an Investor did not roll over a Pre-Election Investment into another Option when it was first eligible to do so without the payment of a withdrawal fee, the Private Funds required such Investor to withdraw such Pre-Election Investment.

The General Partners waived the special profits interest allocations and incentive allocations for Icahn Enterprises’ investments in the Private Funds and Mr. Icahn’s direct and indirect holdings and may, in their sole discretion, modify or may elect to reduce or waive such fees with respect to any investor that is an affiliate, employee or relative of Mr. Icahn or his affiliates, or for any other investor.

All of the special profits interest allocations and incentive allocations are eliminated in consolidation; however, our share of the net income from the Private Funds includes the amount of these allocations.

Our Investment Management results are driven by the combination of the Private Funds’ AUM and the investment performance of the Private Funds, except, as discussed above, that special profits interest allocations are only earned to the extent that there are sufficient net profits generated from the Private Funds to cover such allocations.

The General Partners and their affiliates also earn income (or are subject to losses) through their investments in the Investment Funds. We also earn income (or are subject to losses) through our direct investment in the Investment Funds. In both cases the income or losses consist of realized and unrealized gains and losses on investment activities along with interest and dividend income.

AUM and Fund Performance

The table below reflects changes to AUM for the fiscal years ended December 31, 2009, 2008 and 2007. The end-of-period balances represent total AUM, including any accrued special profits interest allocations and any incentive allocations and our own investments in the Private Funds, as well as investments of other affiliated parties who have not been charged special profits interest allocations or incentive allocations for the periods presented (in millions of dollars):

	Year Ended December 31,
	2009	2008	2007
Balance, beginning of period	$4,368	$7,511	$4,020
Net in-flows (outflows)	(77)	(274)	3,005
Appreciation (depreciation)	1,514	(2,869)	486
Balance, end of period	$5,805	$4,368	$7,511
Fee-paying AUM	$2,152	$2,374	$5,050

The following table sets forth performance information for the Private Funds that were in existence for the comparative periods presented. These gross returns represent a weighted-average composite of the average gross returns, net of expenses for the Private Funds.

	Gross Return(1) for the Year Ended December 31,
	2009	2008	2007
Private Funds	33.3%	-35.6%	12.3%

(1)
These returns are indicative of a typical investor who has been invested since inception of the Private Funds. The performance information is presented gross of any accrued special profits interest allocations and incentive allocations but net of expenses. Past performance is not necessarily indicative of future results.

The Private Funds’ aggregate gross performance was 33.3% for fiscal 2009. During fiscal 2009, the Private Funds’ performance was primarily driven by their long exposure to the credit markets, including fixed income, bank debt and derivative instruments, as well as an increase in the value of certain core equity holdings. The Private Funds’ short equity and short credit exposure were negative contributors to performance as both credit and equity markets continued to rally.

We believe that weak economic conditions and the lack of confidence resulting from unprecedented systemic risks associated with derivative and financial leverage may provide potential long-term opportunities for the Private Funds.

The Private Funds’ aggregate gross performance was -35.6% for fiscal 2008. During fiscal 2008, losses were primarily a result of the decline in certain of the Private Funds’ core holdings as well as the Private Funds’ long credit exposure. For fiscal 2008, the Private Funds’ short exposure in equity produced gains due to the negative U.S. equity markets. Short exposure to credit contributed gains for fiscal 2008 and overall credit exposure was slightly positive, although such gains were offset by long credit exposure.

The Private Funds’ aggregate gross performance of 12.3% for fiscal 2007 was driven by a few core equity positions. Additionally, short positions in high-yield credit and the broad U.S. equity markets also added to performance as high-yield spreads widened and the market declined in the last months of the year. However, our long investments in energy more than offset the losses from the energy hedge and, overall, the sector was positive.

Since inception in November 2004, the Private Funds’ gross returns are 65.3%, representing an annualized rate of return of 10.2% through December 31, 2009, which is indicative of a typical investor who has invested since inception of the Private Funds (excluding management fees, special profits interest allocations and incentive allocations). Past performance is not necessarily indicative of future results, particularly in the near term given current market conditions.

Operating Results

We consolidate certain of the Private Funds into our results. Accordingly, in accordance with U.S. GAAP, any special profits interest allocations, incentive allocations and earnings on investments in the Private Funds are eliminated in consolidation. These eliminations have no impact on our net income; however, as our allocated share of the net income from the Private Funds includes the amount of these allocations and earnings.

The tables below provide a reconciliation of the unconsolidated revenues and expenses of our interest in the General Partners and Icahn Capital L.P., or Icahn Capital, to the consolidated U.S. GAAP revenues and expenses. The first column represents the results of operations of our interest in the General Partners and Icahn Capital without the impact of consolidating the Private Funds or the eliminations arising from the consolidation of these funds. This includes the gross amount of any special profits interest allocations, incentive allocations and returns on investments in the Private Funds that is attributable to us only. This also includes gains and losses on our direct investments in the Private Funds. The second column represents the total consolidated income and expenses of the Private Funds for all investors, including us, before eliminations. The third column represents the eliminations required in order to arrive at our consolidated U.S. GAAP reported results for the segment, which is provided in the fourth column.

Summarized statements of operations for our Investment Management segment on a deconsolidated basis reconciling to a U.S. GAAP basis for fiscal 2009, fiscal 2008 and fiscal 2007 is as follows (in millions of dollars):

	Year Ended December 31, 2009
	Icahn Enterprises’ Interests		Consolidated Private Funds	Eliminations	Total U.S. GAAP Results
Revenues:
Special profits interest allocations	$154		$—	$(154)	$—
Net gain from investment activities	352	(1)	1,379	(352)	1,379
Interest and dividend income	—		217	—	217
	506		1,596	(506)	1,596
Costs and expenses	35		107	—	142
Interest expense	—		4	—	4
	35		111	—	146
Income from continuing operations before income tax expense	471		1,485	(506)	1,450
Income tax expense	(2)		—	—	(2)
Income from continuing operations	469		1,485	(506)	1,448
Less: Income attributable to non-controlling interests from continuing operations	—		(1,307)	328	(979)
Income attributable to Icahn Enterprises from continuing operations	$469		$178	$(178)	$469

	Year Ended December 31, 2008
	Icahn Enterprises’ Interests		Consolidated Private Funds	Eliminations	Total U.S. GAAP Results
Revenues:
Special profits interest allocations	$—		$—	$—	$—
Net loss from investment activities	(303	)(1)	(3,025)	303	(3,025)
Interest and dividend income	—		242	—	242
	(303)		(2,783)	303	(2,783)
Costs and expenses	32		21	—	53
Interest expense	—		12	—	12
	32		33	—	65
Loss from continuing operations before income tax expense	(335)		(2,816)	303	(2,848)
Income tax expense	—		—	—	—
Loss from continuing operations	(335)		(2,816)	303	(2,848)
Less: Loss attributable to non-controlling interests from continuing operations	—		2,787	(274)	2,513
Loss attributable to Icahn Enterprises from continuing operations	$(335)		$(29)	$29	$(335)

	Year Ended December 31, 2007
	Icahn Enterprises’ Interests		Consolidated Private Funds	Eliminations	Total U.S. GAAP Results
Revenues:
Management fees	$128		$—	$(117)	$11
Incentive allocations	71		—	(71)	—
Net gain from investment activities	21	(1)	355	(21)	355
Interest and dividend income	1		221	—	222
	221		576	(209)	588
Costs and expenses	47		38	—	85
Interest expense	—		15	—	15
	47		53	—	100
Income from continuing operations before income tax expense	174		523	(209)	488
Income tax expense	(4)		—	—	(4)
Income from continuing operations	170		523	(209)	484
Less: Income attributable to non-controlling interests from continuing operations	—		(298)	(16)	(314)
Income attributable to Icahn Enterprises from continuing operations	$170		$225	$(225)	$170

(1)
Through December 31, 2009, we have made direct investments aggregating $1.7 billion in the Private Funds for which no special profits interest allocations or incentive allocations are applicable. As of December 31, 2009, the total value of these investments was approximately $1.7 billion, with an unrealized gain of $328 million for fiscal 2009, and unrealized losses of $274 million and $16 million for fiscal 2008 and 2007, respectively. These investments and related earnings are reflected in the Private Funds’ net assets and earnings.

Year Ended December 31, 2009 Compared to the Year Ended December 31, 2008

As of December 31, 2009, the full Target Special Profits Interest Amount was $154 million, which includes a carry-forward Target Special Profits Interest Amount of $70 million from December 31, 2008, a Target Special Profits Interest Amount of $54 million for fiscal 2009 and a hypothetical return on the full Target Special Profits Interest Amount from the Investment Funds of $30 million. The full Target Special Profits Interest Amount of $154 million at December 31, 2009 was allocated to the General Partners at December 31, 2009. No accrual for special profits interest allocations was made for fiscal 2008 due to losses in the Investment Funds.

Despite a significant improvement in performance in the Private Funds in fiscal 2009 as compared to fiscal 2008, incentive allocations were not material for fiscal 2009 as a result of “high watermarks” that were established for fee-paying investors during fiscal 2008. Incentive allocations are calculated on an investor-by-investor basis. (The General Partners do not earn incentive allocations during a particular period even though the Private Funds may have a positive return in such period until losses in prior periods have been recovered.) The General Partners’ incentive allocations earned from the Private Funds are accrued on a quarterly basis and are allocated to the General Partners at the end of the Private Funds’ fiscal year (or sooner on redemptions), provided that, effective July 1, 2009, certain new options do not provide for incentive allocations at the end of each fiscal year.

The net gain from investment activities from our investment in the Private Funds was $352 million for fiscal 2009 as compared to a net loss from investment activities of $303 million for fiscal 2008, each consisting of two components. The first component reflects a net gain of $24 million for fiscal 2009 as compared to a net loss of $29 million for fiscal 2008, primarily relating to the change in the General Partners’ investment in the Private Funds as a result of the return on earned incentive allocations from prior periods retained in the funds. The second component includes a net investment gain of $328 million for fiscal 2009 as compared to a net loss of $274 million for fiscal 2008, on our cumulative direct investment through December 31, 2009 of $1.7 billion in the Private Funds.

Net gains on investment activities from the Private Funds were $1.4 billion for fiscal 2009 as compared to a net loss of $3.0 billion for fiscal 2008. The increase relates to the positive performance of the Private Funds during fiscal 2009.

Interest and dividend income was $217 million for fiscal 2009 and $242 million for fiscal 2008, with the decrease due to amounts earned on interest-paying investments.

The General Partners’ and Icahn Capital’s costs and expenses for fiscal 2009 increased by $3 million as compared to fiscal 2008. Included in the General Partner’s and Icahn Capital’s costs and expenses is compensation expense which increased in fiscal 2009 by $9 million over fiscal 2008, primarily attributable to compensation awards relating to special profits interest allocations but was offset in part by lower general and administrative costs incurred in fiscal 2009 as compared to corresponding prior year period.

The Private Funds’ costs and expenses, including interest expense, for fiscal 2009 increased by $78 million as compared to fiscal 2008. This increase was primarily attributable to an increase in dividend expense and appreciation of the deferred management fee payable by the consolidated Offshore Fund in fiscal 2009 as compared to the corresponding prior year period.

Income attributable to non-controlling interests in fiscal 2009 was approximately $1.0 billion as compared to loss attributable to non-controlling interests of approximately $2.5 billion in fiscal 2008. This change was due to the positive performance of the Private Funds during fiscal 2009.

Year Ended December 31, 2008 Compared to the Year Ended December 31, 2007

For fiscal 2008, the Target Special Profits Interest Amount was $70 million, net of a hypothetical loss from the Investment Funds and forfeited amounts based on redemptions in full. No accrual for special profits interest allocation was made for fiscal 2008 due to losses in the Investment Funds. There was no special profits interest allocation for fiscal 2007 because the special profits interest allocations commenced effective January 1, 2008.

There were no management fees in fiscal 2008 as these fees were terminated on January 1, 2008. Management fees were $128 million for fiscal 2007.

There was no incentive allocation to the General Partners in fiscal 2008 as compared to an incentive allocation of $71 million in fiscal 2007. The decrease of $71 million was due to the decline in performance of the Private Funds during fiscal 2008 compared to fiscal 2007 as the Private Funds’ largest core equity positions declined in value. Incentive allocations earned from the Private Funds are accrued on a quarterly basis and are generally allocated to the General Partners at the end of the Private Funds’ fiscal year (or sooner on redemptions).

The net loss from investment activities in fiscal 2008 was $303 million compared to a net gain of $21 million in fiscal 2007 and consists of two components. The first component reflects a net loss of $29 million in fiscal 2008 relating to the decrease in the General Partners’ investment in the Private Funds as a result of the decline in the performance of the General Partners’ investment, compared to a gain of $37 million in fiscal 2007. The second component includes a net investment loss in fiscal 2008 of $274 million as compared to $16 million in fiscal 2007 on our cumulative investment through December 31, 2008 of $950 million invested in the Private Funds by us.

Net losses on investment activities of the Private Funds were $3.0 billion for fiscal 2008, compared to a gain of $355 million for fiscal 2007. This decrease relates primarily to the decline in performance of the Private Funds during fiscal 2008 caused primarily by the decline in the value of the Private Funds’ largest equity positions.

Interest and dividend income for fiscal 2008 increased by $20 million as compared to fiscal 2007. The increase was primarily attributable to amounts earned on interest-paying investments.

The General Partners’ and Icahn Capital’s costs and expenses for fiscal 2008 decreased by $15 million for fiscal 2008 as compared to fiscal 2007. This decrease is due to a decrease in compensation awards during fiscal 2008 that were primarily tied to the performance of the Investment Funds and unpaid re-invested compensation balances that declined in value.

Private Funds’ costs and expenses, including interest expense, in fiscal 2008 decreased by $20 million as compared to fiscal 2007. This decrease is primarily attributable to net loss accrued on the deferred management fee payable by the consolidated Offshore Fund.

Loss attributable to non-controlling interests in fiscal 2008 was $2.5 billion as compared to income attributable to non-controlling interests of $314 million in fiscal 2007. This change was due to the decline in performance of the Private Funds during fiscal 2008.

Automotive

We conduct our Automotive segment through our majority ownership in Federal-Mogul. Federal-Mogul is a leading global supplier of powertrain and safety technologies, serving the world’s foremost original equipment manufacturers, or OEM, of automotive, light commercial, heavy-duty, agricultural, marine, rail, off-road and industrial vehicles, as well as the worldwide aftermarket. Effective July 3, 2008, we acquired a majority interest in Federal-Mogul.

Federal-Mogul believes that its sales are well-balanced between OEM and aftermarket as well as domestic and international. During fiscal 2009, Federal-Mogul derived 56% of its sales from the OEM market and 44% from the aftermarket. Federal-Mogul’s customers include the world’s largest automotive OEMs and major distributors and retailers in the independent aftermarket. During fiscal 2009, Federal-Mogul derived 40% of its sales in the United States and 60% internationally. As of December 31, 2009, Federal-Mogul is organized into four product groups: Powertrain Energy, Powertrain Sealing and Bearings, Vehicle Safety and Protection, and Global Aftermarket. Federal-Mogul has operations in established markets including Canada, France, Germany, Italy, Japan, Spain, the United Kingdom and the United States, and emerging markets including Argentina, Brazil, China, Czech Republic, Hungary, India, Korea, Mexico, Poland, Russia, South Africa, Thailand, Turkey and Venezuela. The attendant risks of Federal-Mogul’s international operations are primarily related to currency fluctuations, changes in local economic and political conditions, and changes in laws and regulations.

Federal-Mogul’s Annual Report on Form 10-K for fiscal 2009 filed with the SEC on February 23, 2010 contains a detailed description of its business, products, industry, operating strategy and associated risks.

In accordance with U.S. GAAP, assets transferred between entities under common control are accounted for at historical cost similar to a pooling of interests. As of February 25, 2008 (the effective date of control by Thornwood Associates Limited Partnership, or Thornwood, and, indirectly, by Mr. Icahn) and thereafter, as a result of our acquisition of a majority interest in Federal-Mogul on July 3, 2008, we consolidated the financial position, results of operations and cash flows of Federal-Mogul. We evaluated the activity between February 25, 2008 and February 29, 2008 and, based on the immateriality of such activity, concluded that the use of an accounting convenience date of February 29, 2008 was appropriate.

Although Federal-Mogul’s results are included in our consolidated financial statements as of March 1, 2008, as discussed above, we believe that a meaningful discussion of Federal-Mogul’s results should encompass its results for the entire fiscal 2008. Further, the trends and events impacting the entire fiscal 2008 are directionally consistent with the results for the period March 1, 2008 through December 31, 2008, which are also provided below.

The four product groups of our Automotive segment have been aggregated for purposes of reporting our operating results below (in millions of dollars):

	Year Ended December 31,		Period March 31, 2008 through December 31,
	2009	2008	2008
Net sales	$5,330	$6,866	$5,652
Cost of goods sold	4,538	5,742	4,730
Gross margin	792	1,124	922
Expenses:
Selling, general and administrative	742	867	709
Restructuring and impairment	49	583	566
	791	1,450	1,275
Income (loss) from continuing operations before interest, income taxes and other income, net	$1	$(326)	$(353)

Year Ended December 31, 2009 Compared to the Year Ended December 31, 2008

Net sales in fiscal 2009 decreased by $1,536 million (22%) as compared to fiscal 2008. Over 60% of Federal-Mogul’s net sales originate outside the United States; therefore, the impact of the U.S. dollar strengthening in fiscal 2009, primarily against the euro, decreased reported sales by $305 million. In general, light and commercial vehicle original equipment, or OE, and hence demand from the OEM’s for Federal-Mogul’s products, declined significantly in all regions. When the regional year over year production declines in both light and commercial vehicles are applied to the various markets in which Federal-Mogul’s OE products are sold the weighted average drop in global OEM demand was 32%. Against this global production volume decline, Federal-Mogul increased its OE market share in all regions, with the result that on a constant dollar and constant pricing basis, the reduction in Federal-Mogul’s sales to OEM’s was limited to 24%. Global Aftermarket volumes decreased by 11% due to a combination of items including macro-economic factors driving deferred maintenance spending at the consumer level and the credit crisis impact on customers in various countries in Eastern Europe and South America. In addition, global aftermarket’s fiscal 2008 volume included increased sales due to the geographic expansion of one of Federal-Mogul’s North American customers due to an acquisition. The combined impact of these factors was a net sales volume decline of $1,254 million. Net customer price increases were $23 million.

Cost of goods sold in fiscal 2009 decreased by $1,204 million (21%) as compared to fiscal 2008. This was primarily due to a $748 million decrease in material, manufacturing labor and variable overhead costs as a direct consequence of the lower production volumes. Productivity in excess of labor and benefits inflation of $62 million represents improvements in the total manufacturing cost base in excess of those due to reduced production volume and mix changes. Other factors contributing to this decrease were currency movements of $270 million, improved materials and services sourcing of $82 million and the non-recurring 2008 fresh-start reporting impact on inventory of $68 million.

Gross margin was $792 million, or 15% of net sales, in fiscal 2009 compared to $1,124 million, or 16% of net sales, in fiscal 2008. The most significant factor affecting gross margin was that of reduced sales, where the impact of lower volumes of $1,254 million was partially offset by lower cost of goods sold of $748 million, resulting in lower gross margin of $506 million. Favorable productivity in excess of labor and benefits inflation of $62 million, the non-recurring 2008 fair value step-up impact on inventory of $68 million, improved materials and services sourcing of $82 million and net customer price increases of $23 million were more than offset by sales volume decreases that reduced margins by $506 million, increased depreciation of $16 million, increased pension expense of $10 million and currency movements of $35 million.

Selling, general and administrative, or SG&A, expenses in fiscal 2009 decreased by $125 million (14%) in fiscal 2009 as compared to fiscal 2008. Included within SG&A is a charge of $37 million related to the U.S. funded pension plan. The favorable impact of exchange movements decreased SG&A by $27 million, leaving a constant-dollar decrease of $111 million which is due to reduced employee costs and other productivity improvements, net of labor and benefits inflation, partially offset by increased pension costs. Additionally, amortization expense and Chapter 11 expenses, which are included in SG&A, decreased by $41 million in fiscal 2009 as compared to fiscal 2008.

Federal-Mogul maintains technical centers throughout the world designed to integrate its leading technologies into advanced products and processes, to provide engineering support for all of its manufacturing sites, and to provide technological expertise in engineering and design development providing solutions for customers and bringing new, innovative products to market. Included in SG&A expense above were research and development, or R&D costs, including product engineering and validation costs, of $140 million in fiscal 2009 compared to $173 million in fiscal 2008. As a percentage of OEM sales, research and development was 4.7% in fiscal 2009 and 4.1% in fiscal 2008.

Restructuring and impairment decreased by $534 million (92%) in fiscal 2009 as compared to fiscal 2008. The decrease is primarily due to a decrease in fiscal 2009 in impairment charges of $434 million primarily related to goodwill and indefinite-lived intangible assets. In addition, restructuring expenses in fiscal 2009 decreased by $100 million primarily due to a decrease in Restructuring 2009 (as defined below) expenses as compared to fiscal 2008. In September 2008, Federal-Mogul announced a restructuring plan, herein referred to as Restructuring 2009, designed to improve operating performance and respond to increasingly challenging conditions in the global automotive market. It was anticipated that this plan would reduce Federal-Mogul’s global workforce by 8,600 positions when compared with the workforce as of September 30, 2008. Federal-Mogul expects to incur additional restructuring expenses up to $6 million through fiscal 2010 related to Restructuring 2009. Because the significant majority of the Restructuring 2009 costs are related to severance expenses, such activities are expected to yield future annual savings at least equal to the incurred costs.

Railcar

Our Railcar segment is conducted through our majority ownership in ARI. ARI manufactures railcars, custom designed railcar parts and other industrial products, primarily aluminum and special alloy steel castings. These products are sold to various types of companies including leasing companies, railroads, industrial companies and other non-rail companies. ARI also provides railcar maintenance services for railcar fleets, including that of its affiliate, American Railcar Leasing LLC. In addition, ARI provides fleet management and maintenance services for railcars owned by certain customers. Such services include inspecting and supervising the maintenance and repair of such railcars.

The economic downturn is continuing to have an adverse effect on the railcar and other industrial manufacturing markets in which ARI competes, resulting in substantially reduced orders in the marketplace, increased competition for those fewer orders, increased pricing pressures and lower revenues. Consistent with this market-wide trend, sales of ARI’s railcars and other products were adversely affected and ARI received no new railcar orders during fiscal 2009, which caused ARI to further slow its production rates. The economic downturn and the significant number of railcars ARI believes to be currently in storage are driving the low forecast for the industry of approximately 12,600 railcar deliveries in 2010 down from approximately 22,900 railcar deliveries in fiscal 2009 and 60,000 railcar deliveries in fiscal 2008, as reported by an independent third party industry analyst. The availability of these stored railcars to be brought back into service would, ARI believes, delay a recovery in railcar orders following an economic revival. Moreover, ARI believes restricted credit markets may be making it more costly for purchasers of railcars to obtain financing on reasonable terms, if at all. As a result of these current market conditions, ARI’s backlog has been declining significantly and ARI estimates that approximately 100% of ARI’s backlog at December 31, 2009 will be converted to revenues during fiscal 2010. ARI expects its shipments and revenues to significantly decrease in fiscal 2010 from fiscal 2009. In response, ARI reduced production rates and workforce at its manufacturing facilities and continues to evaluate ARI’s capacity and production schedules. If ARI is unable to obtain significant new orders, it will be required to further curtail its manufacturing operations. ARI continues to monitor expenses in an effort to reduce overhead costs at all of its locations.

ARI’s Railcar services operations has experienced growth primarily through expansion projects, which have generated higher volumes. These higher volumes along with ARI’s seasoned workforce have generated additional efficiencies in completing repair projects. In addition, one of ARI’s railcar manufacturing facilities utilized a portion of its capacity and highly skilled labor force to perform certain repair projects in fiscal 2009. ARI plans to continue to utilize available capacity at these facilities for certain repair projects in fiscal 2010.

In accordance with U.S. GAAP, assets transferred between entities under common control are accounted for at historical cost similar to a pooling of interests. As of May 1988 (the effective date of control by ARI Contributing Parties and, indirectly, by Carl C. Icahn) and thereafter, as a result of our acquisition of a majority interest in ARI on January 15, 2010, we consolidated the financial position, results of operations and cash flows of ARI.

Summarized statements of operations for our Railcar segment for fiscal 2009, fiscal 2008 and fiscal 2007 are as follows (in millions of dollars):

	Year Ended December 31,
	2009	2008	2007
Revenues:
Manufacturing operations	$365	$758	$648
Railcar services	58	51	50
	423	809	698
Cost of revenues:
Manufacturing operations	329	683	568
Railcar services	47	41	41
	376	724	609
Gross margin:
Manufacturing operations	36	75	80
Railcar services	11	10	9
	47	85	89
Selling, general and administrative	25	27	28
Income before interest, income taxes and other income, net	$22	$58	$61

Year Ended December 31, 2009 Compared to the Year Ended December 31, 2008

Manufacturing and railcar services revenues in fiscal 2009 decreased by $386 million (48%) as compared to the corresponding prior year period. The decrease was primarily due to decreased revenues from manufacturing operations, partially offset by an increase in revenues from railcar services. ARI’s manufacturing operations revenues in fiscal 2009 decreased $393 million (52%) as compared to the corresponding prior year period and was due to decreased railcar shipments attributable to weak demand and a decrease in surcharges reflected in selling prices, partially offset by a change in product mix. During fiscal 2009, ARI decreased its workforce and production rates at its manufacturing plants due to reduced demand resulting in lower shipments. ARI’s shipments in fiscal 2009 were approximately 3,690 railcars as compared to approximately 7,970 railcars in fiscal 2008. Approximately 220 of the shipments in fiscal 2009 were related to ARI’s railcar manufacturing agreement with ACF Industries LLC, or ACF, which generated $19 million in revenues, as compared to approximately 960 railcar shipments in fiscal 2008, which generated $100 million in revenues. ARI’s agreement with ACF terminated in March 2009. ARI’s railcar services revenues in fiscal 2009 increased $7 million (14%) as compared to the corresponding prior year period. This increase was primarily attributable to expansions at ARI’s railcar repair facilities and the railcar repair work performed at one of ARI’s railcar manufacturing facilities.

Manufacturing and railcar services revenues from companies affiliated with Mr. Icahn were approximately 28% and 25%, respectively, of total manufacturing operations and railcar services for fiscal 2009 and fiscal 2008.

Gross margin for our Railcar manufacturing operations in fiscal 2009 decreased $39 million (52%) as compared to the corresponding prior year period. The decrease was primarily due to decreased railcar shipments attributable to weak demand and a decrease in surcharges reflected in selling prices, partially offset by a change in product mix.  Gross margin as a percentage of revenues for Railcar manufacturing operations for fiscal 2009 and fiscal 2008 was each approximately 10%.  This was primarily attributable to fixed overhead cost control measures and strong labor efficiencies at most of our manufacturing locations offset by lower volumes. Gross margin for our Railcar services operations in fiscal 2009 increased $1 million as compared to the corresponding prior year period primarily due to labor efficiencies, increased capacity and a favorable mix of work.

SG&A in fiscal 2009 decreased $2 million (7%) as compared to the corresponding prior year period.  The decrease was primarily attributable to decreased workforce and other cost cutting measures.

Year Ended December 31, 2008 Compared to the Year Ended December 31, 2007

Manufacturing and railcar services revenues in fiscal 2008 increased by $111 million (16%) as compared to the corresponding prior year period. The increase was primarily due to increased revenues from manufacturing operations and railcar services. ARI’s manufacturing operations revenues in fiscal 2008 increased $110 million (17%). This increase was partially attributable to the delivery of approximately 910 more railcars in fiscal 2008 compared to fiscal 2007. The increase in shipments reflects the completion of ARI’s Marmaduke expansion efforts and additional railcars shipped under ARI’s ACF manufacturing agreement, partially offset by the decline in hopper railcar shipments in fiscal 2008, due to less demand and increased competition for hopper railcar products. Manufacturing operations revenues also increased due to higher selling prices on most railcars caused by increases in surcharges that we were able to pass on to most of ARI’s customers. During fiscal 2008, ARI shipped approximately 7,970 railcars compared to approximately 7,060 railcars in fiscal 2007. In fiscal 2008, ARI recognized revenue of $100 million related to railcars that were manufactured under the ACF manufacturing agreement. This agreement terminated on March 23, 2009 when ARI had satisfied its commitments under the agreement.  ARI’s railcar services revenues in fiscal 2008 increased $1 million (2%) as compared to the corresponding prior year period. This increase was primarily attributable to strong railcar repair demand.

Manufacturing and railcar services revenues from companies affiliated with Mr. Icahn were approximately 25% and 22%, respectively, of total manufacturing operations and railcar services for fiscal 2008 and fiscal 2007.

Gross margin for our Railcar manufacturing operations in fiscal 2008 decreased $5 million (6%) as compared to the corresponding prior year period.  Gross margin as a percentage of revenues for Railcar manufacturing operations for fiscal 2008 and fiscal 2007 was 10% and 12%, respectively.  This decrease was primarily attributable to lower margins on hopper railcars as a result of competitive market conditions and increased material costs and surcharges on some hopper railcars that ARI could not recover through higher selling prices on fixed price contracts. The increased material costs and surcharges that ARI was able to recover through increased selling prices on most railcars had a negative effect on gross profit margin, because ARI did not realize additional profit from these recoveries. Partially offsetting these costs were higher tank railcar shipments in fiscal 2008 along with favorable labor efficiencies and overhead cost control at ARI’s manufacturing facilities. Gross margin for our Railcar services operations in fiscal 2008 increased by $1 million as compared to the corresponding prior year period primarily due to labor efficiencies, increased capacity and a favorable mix of work.

SG&A in fiscal 2008 decreased $1 million (4%) as compared to the corresponding prior year period.  The decrease was primarily attributable to a decrease in stock based compensation expense resulting from lower values of stock appreciation rights due to ARI’s lower stock price during fiscal 2008. In addition, income was recognized in fiscal 2008 from the reversal of expense for forfeited stock options.

Food Packaging

Our Food Packaging segment is conducted through our majority ownership in Viskase. Viskase is a worldwide leader in the production and sale of cellulosic, fibrous and plastic casings for the processed meat and poultry industry. Viskase currently operates seven manufacturing facilities and nine distribution centers throughout North America, Europe and South America and derives approximately 68% of total net sales from customers located outside the United States. Viskase believes it is one of the two largest manufacturers of non-edible cellulosic casings for processed meats and one of the three largest manufacturers of non-edible fibrous casings. Viskase also manufactures heat-shrinkable plastic bags for the meat, poultry and cheese industry.

In accordance with U.S. GAAP, assets transferred between entities under common control are accounted for at historical cost similar to a pooling of interests. As of November 2006 (the effective date of control by the Viskase Contributing Parties and, indirectly, by Carl C. Icahn) and thereafter, as a result of our acquisition of a majority interest in Viskase on January 15, 2010, we consolidated the financial position, results of operations and cash flows of Viskase.

Summarized statements of operations for our Food Packaging segment for fiscal 2009, fiscal 2008 and fiscal 2007 are as follows (in millions of dollars):

	Year Ended December 31,
	2009	2008	2008
Net sales	$299	$283	$250
Cost of goods sold	220	225	205
Gross margin	79	58	45
Expenses:
Selling, general and administrative	42	40	35
Impairment	1	-	1
	43	40	36
Income before interest, income taxes and other income, net	$36	$18	$9

Year Ended December 31, 2009 Compared to the Year Ended December 31, 2008

 Net sales in fiscal 2009 increased by $16 million (6%) as compared to the corresponding prior year period. The increase is primarily due an increase due to price and product mix of $34 million, offset by a decrease of $12 million due to foreign currency translation and $6 million due to reduced volumes.

Our Food Packaging segment is affected by changes in foreign exchange rates.  In addition to those markets in which Viskase prices its products in U.S. dollars, it prices its products in certain of its foreign operations in euros and Brazilian reals.  As a result, a decline in the value of the U.S. dollar relative to local currencies of profitable foreign subsidiaries can have a favorable effect on its profitability.  Conversely, an increase in the value of the U.S. dollar relative to the local currencies of profitable foreign subsidiaries can have a negative effect on its profitability.

Cost of goods sold in fiscal 2009 decreased by $5 million (2%) as compared to the corresponding prior year period.  The decrease in cost of sales was attributed to lower raw material costs.  As a percentage of net sales, gross margin was 26% and 20% for fiscal 2009 and fiscal 2008, respectively, and was primarily due to price and product mix.

SG&A in fiscal 2009 increased by $2 million (5%) as compared to the corresponding prior year period.  The increase was primarily due to an increase in incentive compensation and pension plan expense.

Year Ended December 31, 2008 Compared to the Year Ended December 31, 2007

      Net sales in fiscal 2008 increased by $33 million (13%) as compared to the corresponding prior year period. The increase is primarily due an increase due to price and product mix of $26 million $11 million due to foreign currency translation, offset in part by a $4 million due to reduced volumes.

Cost of goods sold in fiscal 2008 increased by $20 million (10%) as compared to the corresponding prior year period.  The increase in cost of goods sold was attributed to an increase in volumes, raw material costs and labor costs.  As a percentage of net sales, gross margin was 20% and 18% for fiscal 2008 and fiscal 2007, respectively, and was primarily due to price and product mix.

SG&A in fiscal 2008 increased by $5 million (14%) as compared to the corresponding prior year period.  The increase was primarily due to an increase in incentive compensation.

Metals

Our Metals segment is conducted through our indirect, wholly owned subsidiary, PSC Metals, Inc., or PSC Metals. The scrap metals business is highly cyclical and is substantially dependent upon the overall economic conditions in the U.S. and other global markets. Ferrous and non-ferrous scrap has been historically vulnerable to significant declines in consumption and product pricing during prolonged periods of economic downturn. The current economic environment may continue to significantly impact the demand and pricing of our scrap metal products.

Summarized statements of operations and performance data for PSC Metals for the fiscal years ended December 31, 2009, 2008 and 2007 are as follows (in millions of dollars, except for tons and pounds metrics):

	Year Ended December 31,
	2009	2008	2007
Net sales	$382	$1,239	$834
Cost of goods sold	403	1,102	778
Gross margin	(21)	137	56
Expenses:
Selling, general and administrative	17	34	18
Impairment	13	—	—
	30	34	18
(Loss) income from continuing operations before interest, income taxes and other income, net	$(51)	$103	$38
Ferrous tons sold (in ‘000s)	912	1,858	1,707
Non-ferrous pounds sold (in ‘000s)	100,916	125,140	120,470

Year Ended December 31, 2009 Compared to the Year Ended December 31, 2008

Net sales for fiscal 2009 decreased by $857 million (69%) as compared to fiscal 2008. This decrease was primarily due to declines in ferrous revenues. Net sales from all product lines were significantly lower than in fiscal 2008 due to the impact of the global recession on prices and demand in the steel, construction and other market sectors served by the business and its customers. Ferrous average pricing was approximately $215 per gross ton lower (47%) and ferrous shipments were 946,000 gross tons lower (51%) compared to those in fiscal 2008. The unfavorable comparison of net sales in fiscal 2009 to fiscal 2008 was compounded by the unprecedented growth in demand and pricing experienced by our Metals segment during fiscal 2008, prior to the start of the global market downturn which began during the latter part of the third quarter of fiscal 2008.

Cost of goods sold for fiscal 2009 decreased by $699 million (63%) as compared to fiscal 2008. The decrease was primarily due to lower sales volume as compared to the prior year period. Gross margin for fiscal 2009 decreased by $158 million as compared to fiscal 2008. The decrease was primarily due to declines in ferrous revenues resulting from a drop in ferrous average pricing coupled with lower ferrous shipments over the comparative period as discussed above. As a percentage of net sales, cost of goods sold was 105% and 89% for fiscal 2009 and fiscal 2008, respectively. Cost of sales was 99% of net sales during the second half of fiscal 2009, as market conditions, though volatile, improved somewhat during the period, and cost reduction actions taken in the recycling yards earlier in the year took full effect. The cost of goods sold included a lower of cost or market inventory adjustments of $4 million for fiscal 2009 as compared to $7 million in fiscal 2008.

PSC Metals’ net sales for the first quarter of fiscal 2009 declined significantly from fiscal 2008 levels as the demand and prices for scrap fell to extremely low levels due to historically low steel mill capacity utilization rates and declines in other sectors of the economy. Given the indication of a potential impairment, PSC Metals completed a valuation of its goodwill and other indefinite-lived intangibles as of March 31, 2009, utilizing discounted cash flows based on current market conditions. This valuation resulted in an impairment loss for goodwill and other indefinite-lived intangibles of $13 million which was recorded in the first quarter of fiscal 2009.

SG&A expenses for fiscal 2009 decreased by $17 million (50%) as compared to fiscal 2008. The decrease was primarily due to cost reduction initiatives implemented during the first quarter of fiscal 2009. These initiatives included headcount reductions, a salary freeze and temporary pay cuts, elimination of the current year incentive program and suspension of spending for specific items.

Year Ended December 31, 2008 Compared to the Year Ended December 31, 2007

Net sales for fiscal 2008 increased by $405 million (48%) to a record $1.2 billion as compared to fiscal 2007. This increase was primarily driven by improvement in ferrous revenues during fiscal 2008. Ferrous average pricing was approximately $178 per gross ton higher and ferrous shipments were 151,000 gross tons (9%) higher in fiscal 2008 as compared to fiscal 2007. Ferrous pricing reached historically high levels during fiscal 2008, with shredded material prices quoted as high as $594 per gross ton in the July American Metals Market Scrap Composites Index. The increased prices were driven by strong worldwide demand for recycled metals. All product lines except non-ferrous contributed to the revenue increase in fiscal 2008. Scrap yards acquired during fiscal 2007 and early fiscal 2008 contributed $141 million to the revenue increase in fiscal 2008.

Gross profit for fiscal 2008 increased by $81 million (145%) to $137 million as compared to fiscal 2007. As a percentage of net sales, cost of sales was 89% and 93% for fiscal 2008 and fiscal 2007, respectively. The increase in gross profit and lower cost of sales percentage were primarily due to increased selling prices during fiscal 2008 that exceeded the increased cost of scrap supply. Yards acquired during fiscal 2007 and early fiscal 2008 also contributed to the increase in gross profit in fiscal 2008.

SG&A expenses for fiscal 2008 increased $16 million (89%) to $34 million as compared to fiscal 2007. The increase was primarily attributable to employee-related costs, which include headcount increases during fiscal 2008 supporting growth and acquired yards and higher incentive compensation expenses relating to our Metals segment’s strong operating performance, and increased professional fees.

Real Estate

Our Real Estate segment is comprised of rental real estate, property development and resort activities. The three related operating lines of our Real Estate segment have been aggregated for purposes of reporting our operating results below. Certain properties are reclassified as discontinued operations when subject to a contract and are excluded from income from continuing operations.

The following table summarizes the key operating data for our Real Estate segment for the fiscal years ended December 31, 2009, 2008 and 2007 (in millions of dollars):

	Year Ended December 31,
	2009	2008	2007
Revenues(1)	$96	$103	$113
Expenses	76	82	92
Income from continuing operations before interest and income taxes	$20	$21	$21

(1)	Revenues include net sales from development and resort operations, rental and financing lease income from rental operations, interest income and other income, net.

Year Ended December 31, 2009 Compared to the Year Ended December 31, 2008

Total revenues for fiscal 2009 decreased by $7 million (7%) as compared to fiscal 2008, and were primarily due to a decrease in development sales activity attributable to the general slowdown in residential and vacation homes, offset in part by an increase in net lease revenues from properties acquired during the third quarter of fiscal 2008 and other income, net. For fiscal 2009, we sold 21 residential units for approximately $15 million at an average price of $0.7 million compared to 39 residential units for $42 million at an average price of $1.1 million in the corresponding prior period.

Total expenses for fiscal 2009 decreased by $6 million (7%) as compared to fiscal 2008. The decrease was primarily due to lower operating expenses in development and resort, offset in part by an increase in net lease expenses due to the acquisition of properties during the third quarter of fiscal 2008.

During the second quarter of fiscal 2009, our Real Estate operations became aware that certain subcontractors had installed defective drywall manufactured in China (referred to herein as Chinese drywall) in a few of our Florida homes. Defective Chinese drywall appears to be an industry-wide issue as other homebuilders have publicly disclosed that they are experiencing problems related to defective Chinese drywall. Based on our assessment, we believe that only a limited number of previously constructed homes contain defective Chinese drywall. We believe that costs to repair these homes of defective Chinese drywall will be immaterial.

Based on current residential sales conditions, we anticipate that property development sales will start to stabilize in fiscal 2010. We may incur additional asset impairment charges if sales price assumptions and unit absorptions are not achieved.

Year Ended December 31, 2008 Compared to the Year Ended December 31, 2007

Total revenues for fiscal 2008 decreased by $10 million (9%) to $103 million as compared to fiscal 2007. The decrease was primarily attributable to a decrease in property development sales activity due to the general slowdown in residential and vacation home sales, and was partially offset by an increase in rental income, due to the acquisitions of two net leased properties acquired in August 2008. In fiscal 2008, we sold 39 residential units for $42 million at an average price of $1.1 million. In fiscal 2007, we sold 76 residential units for $61 million at an average price of $0.8 million.

Total expenses for fiscal 2008 decreased by $10 million (11%) to $82 million as compared to fiscal 2007. The decrease was primarily due to a decrease in property development sales activity. In fiscal 2008, property development expenses included asset impairment charges of $4 million, primarily attributable to inventory units in our Grand Harbor and Oak Harbor, Florida subdivisions. These decreases were partially offset by increased depreciation expenses attributable to the acquisition of two net lease properties. In fiscal 2007, property development expenses included an asset impairment charge of $3 million related to certain condominium land in our Oak Harbor, Florida subdivision and a litigation loss reserve of $2 million.

Home Fashion

We conduct our Home Fashion segment through our majority ownership in WestPoint International, Inc. (“WPI”), a manufacturer and distributor of home fashion consumer products. WPI is engaged in the business of manufacturing, sourcing, marketing and distributing bed and bath home fashion products, including, among others, sheets, pillowcases, comforters, blankets, bedspreads, pillows, mattress pads, towels and related products.

Summarized statements of operations from our Home Fashion operations for the fiscal years ended December 31, 2009, 2008 and 2007 included in the consolidated statements of operations are as follows (in millions of dollars):

	Year Ended December 31,
	2009	2008	2007
Net sales	$369	$425	$683
Cost of goods sold	338	394	681
Gross margin	31	31	2
Expenses:
Selling, general and administrative	75	89	112
Restructuring and impairment	27	37	49
	102	126	161
Loss from continuing operations before interest, income taxes and other income, net	$(71)	$(95)	$(159)

Year Ended December 31, 2009 Compared to the Year Ended December 31, 2008

Net sales for fiscal 2009 decreased by $56 million (13%) as compared to fiscal 2008. Cost of sales for fiscal 2009 decreased by $56 million (14%) as compared to fiscal 2008. The decreases were primarily due to lower sales volumes. Gross margin was flat in fiscal 2009 compared to fiscal 2008. Gross margin as a percent of net sales were 8.4% and 7.3% for fiscal 2009 and fiscal 2008, respectively. The decrease in net sales during fiscal 2009 continued to reflect lower sales due to the weak home textile retail environment, but has been mitigated by improvements in operating earnings as a result of lowering SG&A expenditures and lower restructuring and impairment charges. WPI will continue to realign its manufacturing operations to optimize its cost structure, pursuing offshore sourcing arrangements that employ a combination of owned and operated facilities, joint ventures and third-party supply contracts.

SG&A for fiscal 2009 decreased by $14 million (16%) as compared to fiscal 2008, reflecting WPI’s continuing efforts to reduce its selling, warehousing, shipping and general and administrative expenses. WPI continues to lower its SG&A expenditures by consolidating its locations, reducing headcount and applying more stringent oversight of expense areas where potential savings may be realized.

Restructuring and impairment charges for fiscal 2009 decreased by $10 million (27%) as compared to fiscal 2008. Included in fiscal 2009 and 2008 results was a $5 million and $6 million impairment charge, respectively, related to WPI’s trademarks. In recording the impairment charges related to its plants, WPI compared estimated net realizable values of property, plant and equipment to their current carrying values. In recording impairment charges related to its trademarks, WPI compared the fair value of the intangible asset with its carrying value. The estimates of fair value of trademarks are determined using a discounted cash flow valuation methodology referred to as the “relief from royalty” methodology. Significant assumptions inherent in the “relief from royalty” methodology employed include estimates of appropriate marketplace royalty rates and discount rates. Restructuring and impairment charges include severance, benefits and related costs, non-cash impairment charges related to plants that have been or will be closed and continuing costs of closed plants, transition expenses and non-cash intangible asset impairment charges.

WPI continues its restructuring efforts and, accordingly, anticipates that restructuring charges (particularly with respect to the carrying costs of closed facilities until such time as these locations are sold) and operating losses will continue to be incurred for fiscal 2010. If WPI’s restructuring efforts are unsuccessful or its existing strategic manufacturing plans are amended, it may be required to record additional impairment charges related to the carrying value of long-lived assets.

WPI’s business is significantly influenced by the overall economic environment, including consumer spending, at the retail level, for home textile products. Certain U.S. retailers continue to report comparable store sales that were either negative or below their stated expectations. Many of these retailers are customers of WPI. Based on prevailing difficult economic conditions, it will likely be challenging for these same retailers during fiscal 2010. WPI believes that it provides adequate reserves against its accounts receivable to mitigate exposure to known or likely bad debt situations, as well as sufficient overall reserves for reasonably estimated situations, should this arise.

Year Ended December 31, 2008 Compared to the Year Ended December 31, 2007

Net sales for fiscal 2008 decreased by $258 million (38%) as compared to fiscal 2007. Gross margin for fiscal 2008 increased by $29 million to $31 million as compared to fiscal 2007. The decrease in net sales reflected lower sales due to the weak home textile retail environment and the elimination of unprofitable programs, but has been mitigated by improvements in both gross margin and operating earnings as a result of shifting manufacturing capacity from the United States to lower-cost countries, lowering SG&A expenditures and reduced restructuring and impairment charges. We shifted manufacturing capacity from the United States to lower-cost countries and closed numerous U.S. plants during fiscal 2007 and early fiscal 2008.

SG&A expenses for fiscal 2008 decreased by $23 million (21%), as compared to fiscal 2007, reflecting WPI’s continued efforts to reduce its selling, warehousing, shipping and general and administrative expenses.

Restructuring and impairment charges for fiscal 2008 decreased by $12 million (25%), as compared to fiscal 2007. The decrease in fiscal 2008 is due to lower impairment charges, partially offset by higher restructuring charges. Restructuring and impairment charges include severance costs, non-cash impairment charges related to plants that have closed, and continuing costs of closed plants and transition expenses. Additionally in fiscal 2008 and fiscal 2007, WPI reduced the fair value of the trademarks and recorded intangible asset impairment charges of $6 million and $5 million, respectively.

Holding Company

The Holding Company engages in various investment activities. The activities include those associated with investing its available liquidity, investing to earn returns from increases or decreases in the market price of securities, and investing with the prospect of acquiring operating businesses that we would control. Holding Company expenses, excluding interest expense, are principally related to payroll, legal and other professional fees.

Summarized revenues and expenses for the Holding Company for the fiscal years ended December 31, 2009, 2008 and 2007 are as follows (in millions of dollars):

	Year Ended December 31,
	2009	2008	2007
Net gain from investment activities	$3	$102	$84
Interest and dividend income	7	51	129
Gain on extinguishment of debt	—	146	—
Other income, net	—	—	37
Holding Company revenues	10	299	250
Holding Company expenses	22	34	37
(Loss) income from continuing operations before interest expense and income taxes	$(12)	$265	$213

Year Ended December 31, 2009 Compared to the Year Ended December 31, 2008

Net gain from investment activities for fiscal 2009 decreased by $99 million (97%) as compared to fiscal 2008. The decrease in net gain from investment activities was primarily due to lower investment gains in fiscal 2009 as compared to fiscal 2008 as we have decreased our investments in securities at the Holding Company level.

Interest and dividend income for fiscal 2009 decreased by $44 million (86%) as compared to fiscal 2008. The decrease was primarily due to lower yields on lower cash balances.

Expenses, excluding interest expense, for fiscal 2009 decreased by $12 million (35%) as compared to fiscal 2008. The decrease was primarily due to lower legal fees.

Year Ended December 31, 2008 Compared to the Year Ended December 31, 2007

Net gain from investment activities for fiscal 2008 increased by $18 million (22%) as compared to fiscal 2007. The increase in net gain from investment activities was primarily due to higher unrealized gains in fiscal 2008 recorded on the investment portfolio as compared to fiscal 2007.

Interest and dividend income for fiscal 2008 decreased by $78 million (61%) as compared to fiscal 2007. The decrease was primarily due to lower yields and lower cash balances.

Expenses, excluding interest expense, for fiscal 2008 decreased by $3 million (8%) as compared to fiscal 2007. The decrease is primarily due to lower professional and legal fees.

Interest Expense

Year Ended December 31, 2009 Compared to the Year Ended December 31, 2008

Interest expense for fiscal 2009 decreased by $39 million (11%) as compared to fiscal 2008. The decrease was primarily attributable to our Automotive segment which incurred lower interest expense due to lower interest rates.

Year Ended December 31, 2008 Compared to the Year Ended December 31, 2007

Interest expense for fiscal 2008 increased by $174 million (95%) as compared to fiscal 2007. The increase was primarily due to $166 million in interest expense incurred by our Automotive segment related to Federal-Mogul’s Exit Facilities (as defined herein). Our Automotive segment results are included in our results for the period March 1, 2008 through December 31, 2008.

Income Taxes

For fiscal 2009, we recorded an income tax benefit of $44 million on pre-tax income from continuing operations of $1.2 billion. For fiscal 2008, we recorded an income tax provision of $76 million on pre-tax loss from continuing operations of $3.1 billion. For fiscal 2007, we recorded an income tax provision of $33 million on pre-tax income from continuing operations of $543 million. Our effective income tax rate was (3.8)%, (2.5)% and 6.0% for the respective periods. The difference between the effective tax rate and statutory federal rate of 35% is principally due to changes in the valuation allowance and partnership income not subject to taxation, as such taxes are the responsibility of the partners.

Discontinued Operations

Gaming

On February 20, 2008, we consummated the sale of our subsidiary, ACEP, to an affiliate of Whitehall Street Real Estate Fund for $1.2 billion, realizing a gain of $472 million, after taxes. The sale of ACEP included the Stratosphere and three other Nevada gaming properties, which represented all of our remaining gaming operations.

In connection with the closing, we repaid all of ACEP’s outstanding 7.85% senior secured notes due 2012, that were tendered pursuant to ACEP’s previously announced tender offer and consent solicitation. In addition, ACEP repaid in full all amounts outstanding, and terminated all commitments, under its credit facility with Bear Stearns Corporate Lending Inc., as administrative agent, and the other lenders thereunder.

We elected to deposit $1.2 billion of the gross proceeds from the sale into escrow accounts to fund investment activities through tax-deferred exchanges under Section 1031 of the Code. During the third quarter of fiscal 2008, we invested $465 million of the gross proceeds to purchase two net leased properties, resulting in a deferral of $103 million in taxes. The balance of escrow accounts was subsequently released.

Real Estate

Operating properties are reclassified to held for sale when subject to a contract. The operations of such properties are classified as discontinued operations. Upon entry into a contract to sell a property, the operating results and cash flows associated with the property are reclassified to discontinued operations and historical financial statements are reclassified to conform to the current classification.

Home Fashion

WPI closed all of its retail stores based on a comprehensive evaluation of the stores’ long-term growth prospects and their on-going value to the business. On October 18, 2007, WPI entered into an agreement to sell the inventory at all of its retail stores and subsequently ceased operations of its retail stores. Accordingly, it has reported the retail outlet stores business as discontinued operations for all periods presented. As of December 31, 2009 and 2008, the accrued lease termination liability balance was $2 million and $3 million, respectively, which is included in liabilities of discontinued operations in our consolidated balance sheets.

Results of Discontinued Operations

The financial position and results of these operations are presented as other assets and accrued expenses and other liabilities in the consolidated balance sheets and income from discontinued operations in the consolidated statements of operations, respectively, for all periods when certain criteria have been met. For further discussion, see Note 4, “Discontinued Operations and Assets Held for Sale,” to the consolidated financial statements contained in Exhibit 99.3 to Form 8-K.

Total revenues for our discontinued operations for fiscal 2008 and fiscal 2007 were $61 million and $494 million, respectively, primarily relating to our former gaming segment. There were no revenues from our discontinued operations for fiscal 2009. Income from discontinued operations before income taxes and non-controlling interests (including gain on dispositions before taxes) for fiscal 2009, fiscal 2008, and fiscal 2007 was $1 million, $749 million, and $103 million, respectively. Results for fiscal 2008 included a gain on sale of discontinued operations of $472 million, net of income taxes of $260 million, recorded on the sale of ACEP. With respect to the taxes recorded on the sale of ACEP, $103 million was recorded as a deferred tax liability pursuant to a Code 1031 Exchange transaction completed during the third quarter of fiscal 2008. The gain on sales of discontinued operations for fiscal 2007 includes $12 million of gain on sales of real estate assets.

Liquidity and Capital Resources

Holding Company

As of December 31, 2009, our Holding Company had cash and cash equivalents of $593 million and total debt of approximately $1.9 billion. Through December 31, 2009, we have made direct investments aggregating $1.7 billion in the Private Funds for which no special profits interest allocations or incentive allocations are applicable. As of December 31, 2009, the total value of this investment is $1.7 billion, with unrealized gains of $328 million for fiscal 2009, unrealized losses of $274 million and $16 million for fiscal 2008 and fiscal 2007, respectively. These amounts are reflected in the Private Funds’ net assets and earnings. As discussed elsewhere in this report, on January 15, 2010, pursuant to an offering, we sold an aggregate gross amount of $2.0 billion in senior notes and simultaneously redeemed our 2012 Notes and 2013 Notes, thereby increasing our liquidity by an additional $625 million, after taking into effect the redemption of the 2012 Notes and 2013 Notes and the payment of certain fees and expenses related to the offering. Additionally, on January 15, 2010, in two separate transactions, we acquired controlling interests in (i) ARI by issuing 3,116,537 of our depositary units and (ii)Viskase by issuing 2,915,695 of our depositary units. As of December 31, 2009, based on certain minimum financial ratios, we and Icahn Enterprises Holdings could not incur additional indebtedness. See Note 12, “Debt,” to the consolidated financial statements contained in Exhibit 99.3 to Form 8-K for additional information concerning credit facilities for us and our subsidiaries.

Pursuant to certain rights offerings, our preferred units must be redeemed by March 31, 2010, referred to as the Redemption Date. Each preferred unit has a liquidation preference of $10.00 and entitles the holder to receive distributions, payable solely in additional preferred units, at the rate of $0.50 per preferred unit per annum (which is equal to a rate of 5% of the liquidation preference thereof). On December 30, 2009, the Audit Committee of the board of directors of Icahn Enterprises GP, our general partner, approved the redemption of the preferred units payable in our depositary units, which will be valued at the average price at which the depositary units are trading over the 20-day period immediately preceding the Redemption Date. As of December 31, 2009, there were 13,127,179 preferred units issued and outstanding. We will have sufficient authorized depositary units available for such redemption on the Redemption Date.

We are a holding company. Our cash flow and our ability to meet our debt service obligations and make distributions with respect to depositary units and preferred units likely will depend on the cash flow resulting from divestitures, equity and debt financings, interest income and the payment of funds to us by our subsidiaries in the form of loans, dividends and distributions. We may pursue various means to raise cash from our subsidiaries. To date, such means include payment of dividends from subsidiaries, obtaining loans or other financings based on the asset values of subsidiaries or selling debt or equity securities of subsidiaries through capital market transactions. To the degree any distributions and transfers are impaired or prohibited, our ability to make payments on our debt or distributions on our depositary units and preferred units could be limited. The operating results of our subsidiaries may not be sufficient for them to make distributions to us. In addition, our subsidiaries are not obligated to make funds available to us, and distributions and intercompany transfers from our subsidiaries to us may be restricted by applicable law or covenants contained in debt agreements and other agreements.

Consolidated Cash Flows

Operating Activities

Net cash provided by operating activities from continuing operations in fiscal 2009 was $366 million. Our Automotive segment provided $328 million due to net income before non-cash charges of $370 million (including depreciation and amortization of $349 million) and changes in operating assets and liabilities of $113 million, offset in part by restructuring payments of $94 million for fiscal 2009. Our Investment Management segment provided $101 million which was primarily due to net income of approximately $1.5 billion (including approximately $1.4 billion from net investment gains). Net cash used in investment transactions for fiscal 2009 was $515 million, partially offsetting the impact of changes in operating assets and liabilities of $588 million (mostly due to a decrease in cash held at consolidated affiliated partnerships and restricted cash). Our Holding Company used $133 million primarily to pay for interest on debt. Compared to fiscal 2008, our consolidated net cash provided by operating activities from continuing operations decreased $534 million primarily due to decreases in our Automotive, Metals and Investment Management segments. Reduced cash flows from our Investment Management segment were primarily due to decreases in the net cash proceeds from securities transactions. Weak market conditions in fiscal 2009 contributed to decreases in net cash from operating activities from our remaining operations.

Investing Activities

In fiscal 2009, we had consolidated net cash used in investing activities from continuing operations of $256 million primarily resulting from capital expenditures of $230 million, of which $176 million related to our Automotive segment. Purchases of investments at the Holding Company level were $34 million, of which $33 million related to the purchase of debt securities. Net proceeds from other investing transactions were $45 million in fiscal 2009.

Financing Activities

Net cash used in financing activities in fiscal 2009 was $792 million. This was primarily due to capital distributions to non-controlling interests from our Investment Management segment of approximately $1.2 billion offset in part by approximately $0.3 billion of capital contributions by non-controlling interests. Additionally, we distributed $75 million to our depositary LP unitholders in fiscal 2009. In fiscal 2009, we received proceeds of $166 million from the sale of previously purchased debt of entities included in our consolidated financial statements. Our Food Packaging segment received $186 million of proceeds from debt during fiscal 2009.

Borrowings

Debt consists of the following (in millions of dollars):
	December 31,
	2009	2008
Senior unsecured variable rate convertible notes due 2013 – Icahn Enterprises	$556	$556
Senior unsecured 7.125% notes due 2013 – Icahn Enterprises	963	961
Senior unsecured 8.125% notes due 2012 – Icahn Enterprises	352	352
Exit Facilities – Automotive	2,672	2,495
Senior unsecured notes – Railcar	275	275
Senior unsecured notes and revolving credit facility – Food Packaging	174	129
Mortgages payable	114	123
Other	80	86
Total debt	$5,186	$4,977

See Note 12, “Debt,” to the consolidated financial statements contained in Exhibit 99.3 to Form 8-K for additional information concerning terms, restrictions and covenants of our debt. As of December 31, 2009 and 2008, we are in compliance with all debt covenants.

Contractual Commitments

The following table reflects, at December 31, 2009, our contractual cash obligations, subject to certain conditions, due over the indicated periods and when they come due (in millions of dollars):

	2010	2011	2012	2013	2014	Thereafter		Total
Debt obligations	$99	$65	$942	$1,018	$2,100	$1,119		$5,343
Interest payments	267	269	240	161	98	98		1,133
Letters of credit	96	—	—	—	—	—		96
Payments for settlement of liabilities subject to compromise	39	—	—	—	—	—		39
Pension and other postemployment benefit plans	155	158	193	166	156	6	*	834
Lease obligations	52	41	33	27	25	44		222
Total	$708	$533	$1,408	$1,372	$2,379	$1,267		$7,667

*	Funding requirements beyond 2014 are not available for our Automotive segment and therefore, are not included in the table beyond 2014.

As described above, on January 15, 2010 we sold $850,000,000 of the 2016 Notes and $1,150,000,000 of the 2018 Notes. A portion of the gross proceeds from the sale of the New Notes were used to purchase all of the $353 million principal amount of our 2012 Notes and $967 million principal amount of our 2013 Notes. The table above includes our obligations as of December 31, 2009 and thus reflects our 2012 Notes and 2013 Notes as due in the years in which they were originally due.

Certain of PSC Metals’ and Federal-Mogul’s facilities are environmentally impaired. PSC Metals and Federal-Mogul have estimated their liability to remediate these sites to be $27 million and $22 million, respectively, at December 31, 2009. Additionally, Federal-Mogul has identified sites with contractual obligations and sites that are closed or expected to be closed and sold in connection with its restructuring activities and has accrued $30 million as of December 31, 2009, primarily related to removing hazardous materials in buildings. For further discussion regarding these commitments, see Note 20, “Commitments and Contingencies,” to the consolidated financial statements contained in Exhibit 99.3 to Form 8-K.

ARI is subject to comprehensive federal, state, local and international environmental laws and regulations relating to the release or discharge of materials into the environment, the management, use, processing, handling, storage, transport or disposal of hazardous materials and wastes, or otherwise relating to the protection of human health and the environment.  These laws and regulations not only expose ARI to liability for the environmental condition of its current or formerly owned or operated facilities, and its own negligent acts, but also may expose ARI to liability for the conduct of others or for ARI’s actions that were in compliance with all applicable laws at the time these actions were taken.  In addition, these laws may require significant expenditures to achieve compliance, and are frequently modified or revised to impose new obligations.  Civil and criminal fines and penalties and other sanctions may be imposed for non-compliance with these environmental laws and regulations.  ARI’s operations that involve hazardous materials also raise potential risks of liability under common law.  ARI is involved in investigation and remediation activities at a property that it now owns to address historical contamination and potential contamination by third parties.  ARI is involved with a state agency in the cleanup of this site under these laws.  These investigations are in process but it is too early to be able to make a reasonable estimate, with any certainty, of the timing and extent of remedial actions that may be required, and the costs that would be involved in such remediation.  Substantially all of the issues identified relate to the use of this property prior to its transfer to ARI in 1994 by ACF and for which ACF has retained liability for environmental contamination that may have existed at the time of transfer to ARI.  ACF has also agreed to indemnify ARI for any cost that might be incurred with those existing issues.  However, if ACF fails to honor its obligations to ARI, ARI would be responsible for the cost of such remediation.  ARI believes that its operations and facilities are in substantial compliance with applicable laws and regulations and that any noncompliance is not likely to have a material adverse effect on its operations or financial condition and, accordingly, on our Railcar segment operations.

ARI has been named the defendant in a wrongful death lawsuit, Nicole Lerma v. American Railcar Industries, Inc. The lawsuit was filed on August 17, 2007, in the Circuit Court of Greene County, Arkansas Civil Division. Mediation on January 6, 2009, was not successful and the trial has been scheduled for May 14, 2010. ARI believes that it is not responsible and has meritorious defenses against such liability. While it is reasonably possible that this case could result in a loss, there is not sufficient information to estimate the amount of such loss, if any, resulting from the lawsuit.

One of ARI’s joint ventures entered into a credit agreement in December 2007. Effective August 5, 2009, ARI and the other initial partner acquired this loan from the lender parties thereto, with each party acquiring a 50.0% interest in the loan. The total commitment under the term loan is $60 million with an additional $10 million commitment under the revolving loan. ARI is responsible to fund 50.0% of the loan commitments. The balance outstanding on these loans, due to ARI, was $33 million of principal and accrued interest as of December 31, 2009. ARI’s share of the remaining commitment on these loans was $4 million as of December 31, 2009.

As discussed in Note 6, “Investments and Related Matters,” to the consolidated financial statements contained in Exhibit 99.3 to Form 8-K, we have contractual liabilities of $2 billion related to securities sold, not yet purchased as of December 31, 2009. This amount has not been included in the table above as their maturity is not subject to a contract and cannot be properly estimated.

Off-Balance Sheet Arrangements

We have off-balance sheet risk related to investment activities associated with certain financial instruments, including futures, options, credit default swaps and securities sold, not yet purchased. For additional information regarding these arrangements, refer to Note 8, “Financial Instruments,” to our consolidated financial statements contained in Exhibit 99.3 to Form 8-K.

Discussion of Segment Liquidity and Capital Resources

Investment Management

Effective January 1, 2008, the General Partners are eligible to receive special profits interest allocations which, to the extent that they are earned, will generally be allocated at the end of each fiscal year. In the event that amounts earned from special profits interest allocations are not sufficient to cover the operating expenses of the Investment Management segment in any given year, the Holding Company has and intends to continue to provide funding as needed. The General Partners may also receive incentive allocations which are generally calculated and allocated to the General Partners at the end of each fiscal year, provided that, effective July 1, 2009, certain new options do not provide for incentive allocations at the end of each fiscal year. To the extent that incentive allocations are earned as a result of redemption events during interim periods, they are made to the General Partners in such periods. Additionally, certain incentive allocations earned by the General Partners have historically remained invested in the Private Funds which may also serve as an additional source of cash.

The investment strategy utilized by the Investment Management segment is generally not heavily reliant on leverage. As of December 31, 2009, the ratio of the notional exposure of the Private Funds’ invested capital to net asset value of the Private Funds was approximately 1.12 to 1.00 on the long side and 0.49 to 1.00 on the short side. The notional principal amount of an investment instrument is the reference amount that is used to calculate profit or loss on that instrument. The Private Funds historically have had, which we anticipate to continue, access to significant amounts of cash from prime brokers, subject to customary terms and market conditions.

Investment related cash flows in the consolidated Private Funds are classified within operating activities in our consolidated statements of cash flows. Therefore, there are no cash flows attributable to investing activities presented in the consolidated statements of cash flows.

Cash inflows from and distributions to investors in the Private Funds are classified within financing activities in our consolidated statements of cash flows. These amounts are reported as contributions from and distributions to non-controlling interests in consolidated affiliated partnerships. Net cash used in financing activities was $94 million for fiscal 2009 due to approximately $1.2 billion in capital distributions, offset in part by capital contributions of approximately $1.1 billion (of which $750 million represents our additional investment in the Private Funds and $25 million represents a general partner interest and capital contributions by non-controlling interests of $287 million for fiscal 2009.) Our additional contributions of $775 million in the Private Funds have been eliminated in consolidation.

Automotive

Cash flow provided by operating activities was $328 million for fiscal 2009 compared to cash provided from operating activities of $483 million for the period March 1, 2008 through December 31, 2008. The decrease in cash flows provided by operating activities in fiscal 2009 compared to the period March 1, 2008 through December 31, 2008 is primarily due to higher net restructuring payments and decreased working capital in fiscal 2009 as compared to the period March 1, 2008 through December 31, 2008.

Cash flow used in investing activities was $166 million for fiscal 2009, compared to cash used in investing activities of $258 million for the period March 1, 2008 through December 31, 2008. This decrease is due to reductions in capital spending in fiscal 2009 compared to the period March 1, 2008 through December 31, 2008.

Cash flow used in financing activities was $35 million for fiscal 2009, compared to cash used in financing activities of $86 million for the period March 1, 2008 through December 31, 2008, which included repayments on Federal-Mogul’s Exit Facilities and other borrowings. The change in financing activities in fiscal 2009 as compared to the period March 1, 2008 through December 31, 2008 was due to lower repayments of borrowing in fiscal 2009 compared to the period March 1, 2008 through December 31, 2008.

In connection with the consummation of the Fourth Amended Joint Plan of Reorganization (As Modified), or the Plan, on December 27, 2007, referred to herein as the Effective Date, Federal-Mogul entered into a Term Loan and Revolving Credit Agreement, (referred to herein as the Exit Facilities). The Exit Facilities include a $540 million revolving credit facility (which is subject to a borrowing base and can be increased under certain circumstances and subject to certain conditions) and a $2,960 million term loan credit facility divided into a $1,960 million tranche B loan and a $1,000 million tranche C loan. Federal-Mogul borrowed $878 million under the term loan facility on the Effective Date and the remaining $2,082 million of term loans were drawn on January 3, 2008 for the purpose of refinancing obligations under the Tranche A Term Loan Agreement (referred to herein as the Tranche A Facility Agreement). As of December 31, 2009, there was $470 million of borrowing availability under the revolving credit facility.

Federal-Mogul’s ability to obtain cash adequate to fund its needs depends generally on the results of its operations, restructuring initiatives and the availability of financing. Federal-Mogul’s management believes that cash on hand, cash flow from operations and available borrowings under the Exit Facilities will be sufficient to fund capital expenditures and meet its operating obligations through the end of fiscal 2010. Federal-Mogul believes that its base operating potential, supplemented by the benefits from its announced restructuring programs, will provide adequate long-term cash flows. However, there can be no assurance that such initiatives are achievable in this regard.

Federal-Mogul maintains investments in 14 non-consolidated affiliates, which are located in China, Germany, Italy, Japan, Korea, Turkey, the United Kingdom and the United States. Federal-Mogul’s direct ownership in such affiliates ranges from approximately 1% to 50%. The aggregate investment in these affiliates approximated $238 million and $221 million at December 31, 2009 and 2008, respectively.

Federal-Mogul’s joint ventures are businesses established and maintained in connection with its operating strategy and are not special purpose entities. In general, Federal-Mogul does not extend guarantees, loans or other instruments of a variable nature that may result in incremental risk to Federal-Mogul’s liquidity position. Furthermore, Federal-Mogul does not rely on dividend payments or other cash flows from its non-consolidated affiliates to fund its operations and, accordingly, does not believe that they have a material effect on Federal-Mogul’s liquidity.

Federal-Mogul holds a 50% non-controlling interest in a joint venture located in Turkey. This joint venture was established in 1995 for the purpose of manufacturing and marketing automotive parts, including pistons, piston rings, piston pins and cylinder liners, to OE and aftermarket customers. Pursuant to the joint venture agreement, Federal-Mogul’s partner holds an option to put its shares to a subsidiary of Federal-Mogul at the higher of the current fair value or at a guaranteed minimum amount. The term of the contingent guarantee is indefinite, consistent with the terms of the joint venture agreement. However, the contingent guarantee would not survive termination of the joint venture agreement.

The guaranteed minimum amount represents a contingent guarantee of the initial investment of the joint venture partner and can be exercised at the discretion of the partner. As of December 31, 2009, the total amount of the contingent guarantee, were all triggering events to occur, approximated $60 million. Federal-Mogul believes that this contingent guarantee is substantially less than the estimated current fair value of the guarantees’ interest in the affiliate. As such, the contingent guarantee does not give rise to a contingent liability and, as a result, no amount is recorded for this guarantee. If this put option were exercised, the consideration paid and net assets acquired would be accounted for in accordance with business combination accounting guidance. Any value in excess of the guaranteed minimum amount of the put option would be the subject of negotiation between Federal-Mogul and its joint venture partner.

Federal-Mogul has determined that its investments in Chinese joint venture arrangements are considered to be “limited-lived” as such entities have specified durations ranging from 30 to 50 years pursuant to regional statutory regulations. In general, these arrangements call for extension, renewal or liquidation at the discretion of the parties to the arrangement at the end of the contractual agreement. Accordingly, a reasonable assessment cannot be made as to the impact of such contingencies on the future liquidity position of Federal-Mogul.

Federal-Mogul’s subsidiaries in Brazil, France, Germany, Italy, Japan and Spain are each a party to accounts receivable factoring arrangements. Gross accounts receivable factored under these facilities were $217 million and $222 million as of December 31, 2009 and 2008, respectively. Of those gross amounts, $190 million and $209 million, respectively, were factored without recourse and treated as sales . Under the terms of these factoring arrangements, Federal-Mogul is not obligated to draw cash immediately upon the factoring of accounts receivable. Federal-Mogul had outstanding factored amounts of $4 million and $8 million as of December 31, 2009 and 2008, respectively, for which cash had not yet been drawn.

Subsequent Event

Federal-Mogul has operated an aftermarket distribution center in Venezuela for several years, supplying imported replacement automotive parts to the local independent aftermarket. Since 2005, two exchange rates have existed in Venezuela: the official rate, which has been frozen since 2005 at 2.15 bolivars per U.S. dollar; and the parallel rate, which floats at a rate much higher than the official rate. Given the existence of the two rates in Venezuela, Federal-Mogul is required to assess which of these rates is the most appropriate for converting the results of its Venezuelan operations into U.S. dollars at December 31, 2009. Federal-Mogul has no positive intent to repatriate cash at the parallel rate and has demonstrated the ability to repatriate cash at the official rate in early January 2010; thus, the official rate was deemed appropriate for the purposes of conversion into U.S. dollars.

Near the end of 2009, the three year cumulative inflation rate for Venezuela was above 100%, which requires the Venezuelan operation to report its results as though the U.S. dollar is its functional currency in accordance with applicable U.S. GAAP, commencing January 1, 2010 (“inflationary accounting”). The impact of this transition to a U.S. dollar functional currency is that any change in the U.S. dollar value of bolivar denominated monetary assets and liabilities must be recognized directly in earnings.

At December 31, 2009, the summarized balance sheet of Federal-Mogul’s Venezuelan operations is as follows (all balances are in millions of U.S. dollars, converted at the official exchange rate of 2.15 bolivar per U.S. dollar):

Cash and cash equivalents	$76
Other monetary assets, net	5
Net monetary assets	81
Non-monetary assets, net	5
Total	$86

In early January 2010, prior to the bolivar devaluation, Federal-Mogul repatriated $14 million at the official rate of 2.15 bolivars to U.S. dollar. On January 8, 2010, subsequent to this cash repatriation, the official exchange rate was set by the Venezuelan government at 4.3 bolivars per U.S. dollar, except for certain “strategic industries” that are permitted to buy U.S. dollars at the rate of 2.6 bolivars per U.S. dollar. Subsequent to this devaluation, Federal-Mogul has repatriated $11 million at this “strategic” rate.

Federal-Mogul estimates that the immediate impact of inflationary accounting for its Venezuelan operations in fiscal 2010 is a loss ranging between $13 million and $30 million, largely dependent on its expected ability to continue to repatriate cash at the “strategic” rate of 2.6 bolivars per U.S. dollar versus the official rate of 4.3.

Railcar

As of December 31, 2009, our Railcar segment had cash and cash equivalents of $347 million. During fiscal 2009, net cash provided by operating activities was $84 million, resulting primarily from changes in working capital of $57 million and net income before non-cash items of $27 million. This compares to net cash generated from operating activities of $45 million in fiscal 2008, resulting primarily from earnings before non-cash items of $51 million offset in part by changes in working capital of $6 million.

Net cash used in investing activities for fiscal 2009 was $27 million, primarily due to capital expenditures of $15 million and investments in joint ventures of $36 million offset in part by net proceeds from investment transactions of $24 million. This compares to net cash used in investing activities of $54 million for fiscal 2008, primarily attributable to capital expenditures of $52 million.

Net cash used in financing activities for fiscal 2009 was $2 million. This compares to net cash used in financing activities of $3 million in fiscal 2008 as a result of distribution of ARI common stock dividends.

Food Packaging

As of December 31, 2009, our Food Packaging segment had cash and cash equivalents of $39 million. During fiscal 2009, net cash provided by operating activities was $16 million, resulting primarily from net income compared to net cash generated from operating activities of $7 million in fiscal 2008.

Net cash used in investing activities for fiscal 2009 was $23 million, primarily due to capital expenditures compared to net cash used in investing activities of $12 million for fiscal 2008 due to capital expenditures.

Net cash provided by financing activities for fiscal 2009 was $33 million primarily due to net proceeds from debt activity compared to $11 million in fiscal 2008 primarily due to issuance of common stock. During fiscal 2009, our Food Packaging segment received proceeds from a debt offering of $174 million and repaid its existing debt by $146 million.

Metals

The primary source of cash from our Metals segment is from the operation of its processing facilities.

As of December 31, 2009, our Metals segment had cash and cash equivalents of $13 million. During fiscal 2009, net cash used in operating activities was $27 million, resulting primarily from $30 million attributable to net loss, offset in part by $26 million in non-cash items. In addition, working capital increased by $11 million, primarily consisting of a $18 million decrease in accounts payable and accrued liabilities, partly offset by a decrease in inventory of $5 million and a decrease of $2 million in accounts receivable. This compares to net cash generated from operating activities of $115 million in fiscal 2008, resulting primarily from earnings before non-cash charges of $87 million and $28 million from changes in working capital.

Net cash used in investing activities for fiscal 2009 was $11 million and was primarily due to capital expenditures. This compares to net cash used in investing activities of $39 million for fiscal 2008, primarily attributable to capital expenditures and acquisitions totaling $44 million, offset by $6 million in proceeds from sale of assets. Due to the current economic environment, PSC Metals expects to manage its capital expenditures at maintenance level during the next 12 months.

Net cash used in financing activities for fiscal 2009 was $1 million. This compares to net cash used in financing activities of $40 million in fiscal 2008 consisting of $30 million in dividends to its shareholders and $10 million of net repayments of intercompany borrowings from Icahn Enterprises.

Our Metals’ segment believes that its current cash levels and cash flow from operating activities are adequate to fund its ongoing operations and capital plan for the next 12 months.
Real Estate

Our Real Estate segment generates cash through rentals, leases and asset sales (principally sales of rental and residential properties) and the operation of resorts. All of these operations generate cash flows from operations.

At December 31, 2009, our Real Estate segment had cash and cash equivalents of $137 million.

For fiscal 2009, cash provided by operating activities from continuing operations was $42 million resulting primarily from income from continuing operations of $11 million, non-cash charges of $27 million and a decrease in property development inventory of $5 million and changes in operating assets and liabilities of $3 million. This compares to cash provided by operating activities from continuing operations of $43 million, primarily consisting of earnings before non-cash charges of $32 million and a decrease in property development inventory of $9 million in fiscal 2008.

Cash provided by investing activities from continuing operations was $2 million for fiscal 2009 and was due to proceeds of $3 million from the sale of net lease property, offset by $1 million in capital expenditures. This compares with cash used in investing activities of $455 million in fiscal 2008 and was primarily from capital expenditures to acquire two net leased properties. Included in investing activities during fiscal 2008, three rental properties were sold resulting in gross proceeds of $12 million.

Cash used in financing activities for fiscal 2009 was $70 million due to a $60 million intercompany distribution to the Holding Company (which has been eliminated in consolidation) and $10 million for payments of mortgage debt. This compares with cash provided by financing activities of $407 million for fiscal 2008 and was primarily from a $465 million contribution from Icahn Enterprises to acquire two net leased properties pursuant to a Code Section 1031 exchange utilizing a portion of the gross proceeds from the sale of our Gaming segment, offset by $77 million of intercompany payments to Icahn Enterprises. Additionally, there were proceeds from a mortgage refinancing of $44 million during fiscal 2008 which were offset in part by mortgage payments of $25 million.

We currently anticipate operating cash flows to be positive from our Real Estate operations in fiscal 2010. In fiscal 2010, property development construction expenditures needed to complete specified units currently under construction are expected to be approximately $2 million, which we will fund from unit sales and, if proceeds are insufficient, from available cash reserves.

Home Fashion

At December 31, 2009, WPI had $81 million of cash and cash equivalents. There were no borrowings under the WestPoint Home revolving credit agreement as of December 31, 2009, but there were outstanding letters of credit of $11 million. Based upon the eligibility and reserve calculations within the agreement, WestPoint Home had unused borrowing availability of $46 million at December 31, 2009.

For fiscal 2009, our Home Fashion segment had a negative operating cash flow from continuing operations of $53 million. Negative operating cash flow for fiscal 2009 resulted primarily from loss from continuing operations (before non-cash charges and gain on sale of assets) of $30 million and payments for restructuring expenses of $19 million. This compares with negative cash flow in fiscal 2008 from continuing operations of $4 million. Negative operating cash flow for fiscal 2008 resulted primarily from the loss from continuing operations (before non-cash charges and gain on sale of assets) of $70 million partially offset by decreases in working capital of $67 million. WPI anticipates that its operating losses and restructuring charges will continue to be incurred in fiscal 2010.

In fiscal 2009, cash provided by investment activities of $3 million resulted primarily from proceeds from the sale of fixed assets of $5 million offset by capital expenditures, as compared to cash provided by investment activities in fiscal 2008 of $16 million that resulted primarily from proceeds of $28 million offset by capital expenditures. Capital expenditures by WPI were $2 million for fiscal 2009 compared to $12 million for fiscal 2008. Capital expenditures for fiscal 2010 are expected to total $1 million.

For fiscal 2009, cash used in financing activities was zero as compared to cash used in financing activities in fiscal 2008 of $10 million which was for the repayment of debt in full.

Through a combination of its existing cash on hand and its borrowing availability under the WestPoint Home senior secured revolving credit facility (together, an aggregate of $127 million), WPI believes that it has adequate capital resources and liquidity to meet its anticipated requirements to continue its operational restructuring initiatives and for working capital and capital spending through the next 12 months. In its analysis with respect to the sufficiency of adequate capital resources and liquidity, WPI has considered that its retail customers may continue to face either negative or flat comparable store sales for home textile products during fiscal 2010. However, depending upon the levels of additional acquisitions and joint venture investment activity, if any, additional financing, if needed, may not be available to WPI or, if available, may not be on terms favorable to WPI. WPI’s estimates of its anticipated liquidity needs may not be accurate and new business opportunities or other unforeseen events could occur, resulting in the need to raise additional funds from outside sources.

Distributions

Depositary Units

During fiscal 2009, we paid quarterly distributions of $0.25 per LP unit ($1.00 per LP unit in the aggregate), aggregating $75 million, to depositary unitholders.

On February 26, 2010, the board of directors approved a payment of a quarterly cash distribution of $0.25 per unit on our depositary units payable in the first quarter of fiscal 2010. The distribution will be paid on March 30, 2010 to depositary unitholders of record at the close of business on March 15, 2010. Under the terms of the indenture dated April 5, 2007 governing our variable rate notes due 2013, we will also be making a $0.15 distribution to holders of these notes in accordance with the formula set forth in the indenture.

Preferred Units

Pursuant to the terms of the preferred units, on March 31, 2009, we distributed 624,925 preferred units to holders of record of our preferred units at the close of business on March 17, 2009.

Our preferred units are subject to redemption at our option on any payment date, and the preferred units must be redeemed by us on or before March 31, 2010. The redemption price is payable, at our option, subject to the indenture, either all in cash or by the issuance of depositary units, in either case, in an amount equal to the liquidation preference of the preferred units plus any accrued but unpaid distributions thereon.

On December 30, 2009, the Audit Committee of the board of directors of Icahn Enterprises GP, our general partner, approved the redemption of the preferred units to be paid out in our depositary units, which will be valued at the average price at which the depositary units are trading over the 20-day period immediately preceding the Redemption Date.

Critical Accounting Policies and Estimates

Our significant accounting policies are described in Note 2, “Summary of Significant Accounting Policies,” to the consolidated financial statements contained in Exhibit 99.3 to Form 8-K. Our consolidated financial statements have been prepared in accordance with U.S. GAAP. The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities. Among others, estimates are used when accounting for valuation of investments and pension expense. Estimates used in determining fair value measurements include, but are not limited to, expected future cash flow assumptions, market rate assumptions for contractual obligations, actuarial assumptions for benefit plans, settlement plans for litigation and contingencies, and appropriate discount rates. Estimates and assumptions are evaluated on an ongoing basis and are based on historical and other factors believed to be reasonable under the circumstances. The results of these estimates may form the basis of the carrying value of certain assets and liabilities and may not be readily apparent from other sources. Actual results, under conditions and circumstances different from those assumed, may differ from estimates.

We believe the following accounting policies are critical to our business operations and the understanding of results of operations and affect the more significant judgments and estimates used in the preparation of our consolidated financial statements.

Consolidation

The consolidated financial statements include the accounts of (i) Icahn Enterprises, (ii) the wholly and majority owned subsidiaries of Icahn Enterprises in which control can be exercised and (iii) entities in which we have a controlling interest as a general partner interest or in which we are the primary beneficiary of a variable interest entity. In evaluating whether we have a controlling financial interest in entities in which we would consolidate, we consider the following: (1) for voting interest entities, we consolidate those entities in which we own a majority of the voting interests; (2) for variable interest entities, or VIEs, we consolidate those entities in which we are considered the primary beneficiary because we absorb the majority of the VIE’s expected losses, receive a majority of the VIE’s expected residual returns, or both; and (3) for limited partnership entities, we consolidate those entities if we are the general partner of such entities and for which no substantive kick-out rights exist. All material intercompany accounts and transactions have been eliminated in consolidation.

Our consolidated financial statements also include the consolidated financial statements of Icahn Capital and the General Partners (and, for the periods prior to January 1, 2008, New Icahn Management and Icahn Management LP) and certain consolidated Private Funds during the periods presented. The Investment Management segment consolidate those entities in which (i) they have an investment of more than 50% and have control over significant operating, financial and investing decisions of the entity, (ii) they are the general partner in certain limited partnership entities for which no substantive kick-out rights exist or (iii) they are the primary beneficiary of a VIE. With respect to the consolidated Private Funds, the limited partners and shareholders have no substantive rights to impact ongoing governance and operating activities.

The analysis as to whether to consolidate an entity is subject to a significant amount of judgment. Some of the criteria considered include the determination as to the degree of control over an entity by its various equity holders, the design of the entity, how closely related the entity is to each of its equity holders, the relation of the equity holders to each other and a determination of the primary beneficiary in entities in which we have a variable interest. These analyses involve estimates, probability weighting of subjectively determined cash flows scenarios and other estimates based on the assumptions of management.

Revenue Recognition on Special Profits Interest Allocation and Incentive Allocation

The General Partners generate income from amounts earned pursuant to contractual arrangements with the Private Funds.

Prior to January 1, 2008, such amounts typically included an annual management fee of 2.5% of the net asset value before a performance-based incentive allocation of 25% of capital appreciation (both realized and unrealized) earned by the Private Funds subject to a “high watermark” (whereby the General Partners did not earn incentive allocations during a particular year even though the fund had a positive return in such year until losses in prior periods were recovered). Such amounts have been (and may in the future be) modified or waived in certain circumstances. The General Partners (and New Icahn Management prior to January 1, 2008) and their affiliates may also earn income through their investments in the Private Funds. Effective January 1, 2008, the management fees were eliminated and the General Partners are eligible to receive special profits interest allocations as discussed below.

Effective January 1, 2008, the Investment Fund LPAs provide that the applicable General Partner is eligible to receive a special profits interest allocation at the end of each calendar year from each capital account maintained at the Investment Fund that is attributable to, (i) in the case of the Onshore Fund, each limited partner in the Onshore Fund and, (ii) in the case of the Feeder Funds, each investor in the Feeder Funds (excluding certain investors that were not charged management fees including affiliates of Mr. Icahn) (in each case, referred to as an Investor). This allocation is generally equal to 0.625% (prior to July 1, 2009) of the balance in each fee-paying capital account as of the beginning of each quarter (for each Investor, referred to as the Target Special Profits Interest Amount) except that amounts are allocated to the General Partners in respect of special profits interest allocations only to the extent net increases (i.e., net profits) are allocated to an Investor for the fiscal year. Accordingly, any special profits interest allocations allocated to the General Partners in respect of an Investor in any year cannot exceed the net profits allocated to such Investor in such year. Effective July 1, 2009, certain limited partnership agreements and offering memoranda of the Private Funds (referred to as the Fund Documents) were revised to provide Investors with various new options for investments in the Private Funds (each referred to herein as an Option), as discussed further below.

Effective July 1, 2009, certain Fund Documents were revised primarily to provide existing Investors various new Options for investments in the Private Funds. Each Option has certain eligibility criteria for Investors and existing Investors were permitted to roll over their investments made in the Private Funds prior to July 1, 2009 into one or more of the new Options. For fee-paying investments, the special profits interest allocations will range from 1.5% to 2.25% per annum and the incentive allocations will range from 15% (in some cases subject to a preferred return) to 22% per annum. The new Options also have different withdrawal terms, with certain Options being permitted to withdraw capital every six months (subject to certain limitations on aggregate withdrawals) and other Options being subject to three-year rolling lock-up periods, provided that early withdrawals are permitted at certain times with the payment to the Private Funds of a fee. The economic and withdrawal terms of the Pre-Election Investments remain the same, which include a special profits interest allocation of 2.5% per annum, an incentive allocation of 25% per annum and a three-year lock-up period (or sooner, subject to the payment of an early withdrawal fee). Certain of the Options will preserve each Investor’s existing high watermark with respect to its rolled over Pre-Election Investments and one of the Options establishes a hypothetical high watermark for new capital invested before December 31, 2010 by persons that were Investors prior to July 1, 2009. Effective with permitted withdrawals on December 31, 2009, if an Investor did not roll over a Pre-Election Investment into another Option when it was first eligible to do so without the payment of a withdrawal fee, the Private Funds required such Investor to withdraw such Pre-Election Investment.

Each Target Special Profits Interest Amount will be deemed contributed to a separate hypothetical capital account (that is not subject to an incentive allocation or a special profits interest allocation) in the applicable Investment Fund and any gains or losses that would have been allocated on such amounts will be credited or debited, as applicable, to such hypothetical capital account. The special profits interest allocation attributable to an Investor will be deemed to be made (and thereby debited) from such hypothetical capital account and, accordingly, the aggregate amount of any special profits interest allocation attributable to such Investor will also depend upon the investment returns of the Investment Fund in which such hypothetical capital account is maintained.

In the event that sufficient net profits are not generated by an Investment Fund with respect to a capital account to meet the full Target Special Profits Interest Amount for an Investor for a calendar year, a special profits interest allocation will be made to the extent of such net profits, if any, and the shortfall will be carried forward and added to the Target Special Profits Interest Amount determined for such Investor for the next calendar year. Adjustments, to the extent appropriate, will be made to the calculation of the special profits interest allocations for new subscriptions and withdrawals by Investors. In the event that an Investor redeems in full from a Feeder Fund or the Onshore Fund before the full targeted Target Special Profits Interest Amount determined for such Investor has been allocated to the General Partner in the form of a special profits interest allocation, the amount of the Target Special Profits Interest Amount that has not yet been allocated to the General Partner will be forfeited and the General Partner will never receive it.

The General Partners’ special profits interest allocations and incentive allocations earned from the Private Funds are accrued on a quarterly basis and are allocated to the General Partners at the end of Private Funds’ fiscal year (or sooner on redemptions). Such accruals may be reversed as a result of subsequent investment performance prior to the conclusion of the Private Funds’ fiscal year.

Compensation Arrangements

The Investment Management segment has entered into agreements with certain of its employees whereby these employees have been granted rights to participate in a portion of the special profits interest allocations (in certain cases, whether or not such special profits interest is earned by the General Partners) (and, prior to January 1, 2008, management fees) and incentive allocations earned by the Investment Management segment, typically net of certain expenses and generally subject to various vesting provisions. These amounts remain invested in the Private Funds and generally earn the rate of return of these funds, before the effects of any levied special profits interest allocations or incentive allocations, which are waived on such deferred amounts. Accordingly, these rights are accounted for as liabilities and remeasured at fair value for each reporting period until settlement.

The fair value of amounts deferred under these rights is determined at the end of each reporting period based, in part, on the (i) fair value of the underlying fee-paying net assets of the Private Funds, upon which the respective management fees are based and (ii) performance of the funds in which the deferred amounts remain invested. The carrying value of such amounts represents the allocable management fees initially deferred and the appreciation or depreciation on any reinvested deferrals. These amounts approximate fair value because the appreciation or depreciation on the deferrals is based on the fair value of the Private Funds’ investments, which are marked-to-market through earnings on a monthly basis.

Federal-Mogul estimates fair value for shared-based payments in accordance with applicable U.S. GAAP which requires its management to make assumptions regarding expected volatility of the underlying shares, the risk-free rate over the life of the share-based payment, and the date on which share-based payments will be settled. Any differences in actual results from management’s estimates could result in fair values different from estimated fair values, which could materially impact our Automotive segment’s future results of operations and financial condition.

Valuation of Investments

The fair value of our investments, including securities sold, not yet purchased, is based on observable market prices when available. Securities owned by the Private Funds that are listed on a securities exchange are valued at their last sales price on the primary securities exchange on which such securities are traded on such date. Securities that are not listed on any exchange but are traded over-the-counter are valued at the mean between the last “bid” and “ask” price for such security on such date. Securities and other instruments for which market quotes are not readily available are valued at fair value as determined in good faith by the applicable general partner. For some investments little market activity may exist; management’s determination of fair value is then based on the best information available in the circumstances, and may incorporate management’s own assumptions and involves a significant degree of management’s judgment.

Long-Lived Assets

Long-lived assets held and used by our various operating segments and long-lived assets to be disposed of are reviewed for impairment whenever events or changes in circumstances, such as vacancies and rejected leases and reduced production capacity, indicate that the carrying amount of an asset may not be recoverable. In performing the review for recoverability, we estimate the future cash flows expected to result from the use of the asset and its eventual disposition. If the sum of the expected future cash flows, undiscounted and without interest charges, is less than the carrying amount of the asset an impairment loss is recognized. Measurement of an impairment loss for long-lived assets that we expect to hold and use is based on the fair value of the asset. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less cost to sell.

Definite-lived assets held by our various segments are periodically reviewed for impairment indicators. If impairment indicators exist, we perform the required analysis and record an impairment charge as required by applicable U.S. GAAP.

Indefinite-lived intangible assets, such as goodwill and trademarks, held by our various segments are reviewed for impairment annually, or more frequently if impairment indicators exist. The impairment analysis compares the estimated fair value of these assets to the related carrying value, and an impairment charge is recorded for any excess of carrying value over estimated fair value. The estimated fair value is based upon consideration of various valuation methodologies, including guideline transaction multiples, multiples of current earnings, and projected future cash flows discounted at rates commensurate with the risk involved. As of December 31, 2009, our goodwill balance of $1,073 million pertains solely to our Automotive segment. Our Automotive segment’s goodwill balance passed “Step 1” of the annual goodwill impairment analysis, with fair values in excess of carrying values of at least 15%.

Estimating fair value for both long-lived and indefinite-lived assets requires management to make assumptions regarding future sales volumes and pricing, capital expenditures, useful lives and salvage values of related property, plant and equipment, management’s ability to develop and implement productivity improvements, discount rates, effective tax rates, market multiples and other items. Any differences in actual results from estimates could result in fair values different from estimated fair values, which could materially impact our future results of operations and financial condition.

Commitments and Contingencies — Litigation

On an ongoing basis, we assess the potential liabilities related to any lawsuits or claims brought against us. While it is typically very difficult to determine the timing and ultimate outcome of such actions, we use our best judgment to determine if it is probable that we will incur an expense related to the settlement or final adjudication of such matters and whether a reasonable estimation of such probable loss, if any, can be made. In assessing probable losses, we make estimates of the amount of insurance recoveries, if any. We accrue a liability when we believe a loss is probable and the amount of loss can be reasonably estimated. Due to the inherent uncertainties related to the eventual outcome of litigation and potential insurance recovery, it is possible that certain matters may be resolved for amounts materially different from any provisions or disclosures that we have previously made.

Environmental Matters

Due to the nature of the operations of our Automotive, Railcar and Metals segments, we may be subject to environmental remediation claims. Our Automotive and Metals segments are subject to federal, state, local and foreign environmental laws and regulations concerning discharges to the air, soil, surface and subsurface waters and the generation, handling, storage, transportation, treatment and disposal of waste materials and hazardous substances. Our Automotive and Metals operations are also subject to other federal, state, local and foreign laws and regulations including those that require them to remove or mitigate the effects of the disposal or release of certain materials at various sites. While it is typically very difficult to determine the timing and ultimate outcome of such actions, if any, our Automotive and Metals’ management use their best judgment to determine if it is probable that they will incur an expense related to the settlement or final adjudication of such matters and whether a reasonable estimation of such probable loss, if any, can be made. In assessing probable losses, our Automotive and Metals’ management make estimates of the amount of insurance recoveries, if any. Our Automotive and Metals operations accrue a liability when management believes a loss is probable and the amount of loss can be reasonably estimated. Due to the inherent uncertainties related to the eventual outcome of litigation and potential insurance recovery, it is possible that certain matters may be resolved for amounts materially different from any provisions or disclosures that have previously been made.

It is impossible to predict precisely what effect these laws and regulations will have on our Automotive and Metals’ operations in the future. Compliance with environmental laws and regulations may result in, among other things, capital expenditures, costs and liabilities. Management believes, based on past experience and its best assessment of future events, that these environmental liabilities and costs will be assessed and paid over an extended period of time. Our Automotive and Metals operations believe that that recorded environmental liabilities will be adequate to cover their estimated liability for its exposure in respect to such matters. In the event that such liabilities were to significantly exceed the amounts recorded, our Automotive and Metals’ results of operations could be materially affected.

Use of Estimates in Preparation of Financial Statements

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amount of assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the period. The more significant estimates include: (1) the valuation allowances of accounts receivable and inventory; (2) the valuation of goodwill, indefinite-lived intangible assets and long-lived assets; (3) deferred tax assets; (4) environmental liabilities; (5) fair value of derivatives; and (6) pension liabilities. Actual results may differ from the estimates and assumptions used in preparing the consolidated financial statements.

Pension Plans and Other Postretirement Benefit Plans

Federal-Mogul sponsors several defined benefit pension plans, or Pension Benefits, and health care and life insurance benefits, or Other Benefits, for certain employees and retirees around the world. As prescribed by applicable U.S. GAAP, Federal-Mogul uses appropriate actuarial methods and assumptions in accounting for its defined benefit pension plans, non-pension postemployment benefits, and disability, early retirement and other postemployment benefits.

Actual results that differ from assumptions used are accumulated and amortized over future periods and, accordingly, generally affect recognized expense and the recorded obligation in future periods. Therefore, assumptions used to calculate benefit obligations as of the end of a fiscal year directly impact the expense to be recognized in future periods. The primary assumptions affecting Federal-Mogul’s accounting for employee benefits as of December 31, 2009 are as follows:

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Long-Term Rate of Return on Plan Assets:   The required use of the expected long-term rate of return on plan assets may result in recognized returns that are greater or less than the actual returns on those plan assets in any given year. Over time, however, the expected long-term rate of return on plan assets is designed to approximate actual earned long-term returns. Federal Mogul uses long-term historical actual return information, the mix of investments that comprise plan assets, and future estimates of long-term investment returns by reference to external sources to develop an assumption of the expected long-term rate of return on plan assets. The expected long-term rate of return used to calculate net periodic pension cost is 8.5% for U.S. plans and 5.79% for non-U.S. plans.

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Discount Rate:   The discount rate is used to calculate future pension and postemployment obligations. Discount rate assumptions used to account for pension and non-pension postemployment benefit plans reflect the rates available on high-quality, fixed-income debt instruments on December 31 of each year. In determining its pension and other benefit obligations, Federal-Mogul uses weighted average discount rates of 5.75% for U.S. plans and 5.13% for non-U.S. plans.

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Health Care Cost Trend:   For postretirement health care plan accounting, Federal-Mogul reviews external data and its specific historical trends for health care costs to determine the health care cost trend rate. The assumed health care cost trend rate used to measure next year’s postemployment health care benefits is 7.1% declining to an ultimate trend rate of 5.0% in 2014. The assumed drug cost trend rate used to measure next year’s postemployment health care benefits is 8.5% declining to an ultimate trend rate of 5.0% in 2014.

The following table illustrates the sensitivity to a change in certain assumptions for projected benefit obligations, or PBO, associated expense and other comprehensive loss, or OCL. The changes in these assumptions have no impact on Federal-Mogul’s 2010 funding requirements.

	Pension Benefits
	United States Plans			Non-U.S. Plans			Other Benefits
	Change in 2010 Pension Expense	Change in PBO	Change in Accumulated OCL	Change in 2010 Pension Expense	Change in PBO	Change in Accumulated OCL	Change in 2010 Expense	Change in PBO
	(Millions of Dollars)
25 bp decrease in discount rate	$2	$26	$(26)	$—	$9	$(9)	$—	$11
25 bp increase in discount rate	(2)	(26)	26	—	(9)	9	—	(10)
25 bp decrease in return on assets rate	2	—	—	—	—	—	—	—
25 bp increase in return on assets rate	(2)	—	—	—	—	—	—	—

The assumed health care trend rate has a significant impact on the amounts reported for non-pension plans. The following table illustrates the sensitivity to a change in the assumed health care trend rate:

	Total Service and Interest Cost	APBO
	(Millions of Dollars)
100 bp increase in health care trend rate	$2	$24
100 bp decrease in health care trend rate	(2)	(22)

Conditional Asset Retirement Obligations

Federal-Mogul has accrued conditional asset retirement obligations, or CARO, in accordance with applicable U.S. GAAP. Federal-Mogul’s primary CARO activities relate to the removal of hazardous building materials at its facilities. Federal-Mogul records a CARO when the amount can be reasonably estimated, typically upon the expectation that an operating site may be closed or sold. Federal-Mogul has identified sites with contractual obligations and several sites that are closed or expected to be closed and sold. In connection with these sites, Federal Mogul has accrued $30 million and $27 million as of December 31, 2009 and 2008, respectively, for CARO, primarily related to anticipated costs of removing hazardous building materials, and has considered impairment issues that may result from capitalization of CARO.

In determining whether the estimated fair value of CARO can reasonably be estimated, Federal-Mogul must determine if the obligation can be assessed in relation to the acquisition price of the related asset or if an active market exists to transfer the obligation. If the obligation cannot be assessed in connection with an acquisition price and if no market exists for the transfer of the obligation, Federal-Mogul must determine if it has sufficient information upon which to estimate the obligation using expected present value techniques. This determination requires Federal-Mogul to estimate the range of settlement dates and the potential methods of settlement, and then to assign the probabilities to the various potential settlement dates and methods.

In cases other than those included in the $30 million, where probability assessments could not reasonably be made, Federal-Mogul cannot record and has not recorded a liability for the affected CARO. If new information were to become available whereby Federal-Mogul could make reasonable probability assessments for these CARO, the amount accrued for CARO could change significantly, which could materially impact Federal-Mogul’s statement of operations and/or financial position and adversely impact our Automotive segment’s operations. Settlements of CARO in the near-future at amounts other than Federal-Mogul’s best estimates as of December 31, 2009 also could materially impact our Automotive segment’s future results of operations and financial condition.

Income Taxes

Except as described below, no provision has been made for federal, state, local or foreign income taxes on the results of operations generated by partnership activities as such taxes are the responsibility of the partners. Our corporate subsidiaries account for their income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards.

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Federal-Mogul did not record taxes on its undistributed earnings of $617 million at December 31, 2009, since these earnings are considered by Federal-Mogul to be permanently reinvested. If at some future date, these earnings cease to be permanently reinvested, Federal-Mogul may be subject to U.S. income taxes and foreign withholding taxes on such amounts. Determining the unrecognized deferred tax liability on the potential distribution of these earnings is not practicable as such liability, if any, is dependent on circumstances existing when remittance occurs.

Management periodically evaluates all evidence, both positive and negative, in determining whether a valuation allowance to reduce the carrying value of deferred tax assets is still needed. In fiscal 2009, fiscal 2008 and fiscal 2007, we concluded, based on the projections of taxable income, that certain of our corporate subsidiaries more likely than not will realize a partial benefit from their deferred tax assets and loss carry forwards. Ultimate realization of the deferred tax assets is dependent upon, among other factors, our corporate subsidiaries’ ability to generate sufficient taxable income within the carryforward periods and is subject to change depending on the tax laws in effect in the years in which the carryforwards are used.

Recently Issued Accounting Standards Updates

In December 2009, the FASB issued amended standards for determining whether to consolidate a VIE. This new standard affects all entities currently within the scope of the Consolidation Topic of the FASB ASC, as well as qualifying special-purpose entities that are currently excluded from the scope of the Consolidation Topic of the FASB ASC. This new standard amends the evaluation criteria to identify the primary beneficiary of the VIE and requires ongoing reassessment of whether an enterprise is the primary beneficiary of such VIEs. This new standard is effective as of the beginning of the first fiscal year beginning after November 15, 2009. The adoption of this new standard will not have a material impact on our financial condition, results of operations and cash flows.

In January 2010, the FASB issued new guidance on supplemental fair value disclosures. The new disclosures require (1) a gross presentation of activities within the Level 3 roll forward reconciliation, which will replace the net presentation format and (2) detailed disclosures about the transfers between Level 1 and Level 2 measurements. Additionally, the new guidance also provides several clarifications regarding the level of disaggregation and disclosures about inputs and valuation techniques. This new guidance is effective for the first interim or annual reporting period beginning after December 15, 2009, except for the gross presentation of the Level 3 roll forward, which is required for annual reporting periods beginning after December 15, 2010 and for interim reporting periods within those years. Early application is permitted and comparative disclosures are not required in the period of initial adoption. The adoption of this new standard will not have any impact on our financial condition, results of operations and cash flows.

In February 2010, the FASB issued new guidance which amends the consolidation requirement discussed above. This amendment defers consolidation requirements for a reporting entity’s interest in an entity if the reporting entity (1) has all the  attributes of an investment company or (2) represents an entity for which it is industry practice to apply measurement principles for financial reporting purposes that are consistent with those followed by investment companies. The deferral does not apply in situations in which a reporting entity has the explicit or implicit obligation to fund losses of an entity that could be potentially significant to the entity. The deferral also does not apply to interests in securitization entities, asset-backed financing entities or entities formerly considered special-purpose entities. An entity that qualifies for the deferral will continue to be assessed under the overall guidance on the consolidation of VIEs or other applicable consolidation guidance, such as the consolidation of partnerships. Entities are required, however, to provide disclosures for all VIEs in which they hold a variable interest. This includes variable interests in entities that qualify for the deferral but are considered VIEs under the prior accounting provisions. This new guidance is effective as of the beginning of a reporting entity’s first annual period that begins after November 15, 2009, and for interim periods within that first annual reporting period. We determined that certain entities within our Investment Management segment met the deferral provisions of this new guidance. Accordingly, these entities within our Investment Management segment will continue to be subject to the overall guidance on the consolidation of VIEs prior to the new standard described above or other applicable consolidation guidance, such as the consolidation of partnerships.

In March 2010, the FASB issued new guidance on the accounting for credit derivatives that are embedded in beneficial interests in securitized financial assets. The new guidance eliminates the scope exception of certain credit derivative features embedded in beneficial interests in securitized financial assets that are currently not accounted for as derivatives within the Derivatives and Hedging Topic of the FASB ASC. As a result, bifurcation and separate recognition may be required for certain beneficial interests that are not currently accounted for at fair value through earnings. This new guidance is effective for each reporting entity at the beginning of its first fiscal quarter beginning after June 15, 2010. Early adoption is permitted at each entity’s first fiscal quarter beginning after issuance. The adoption of this new standard will not have a material impact on our financial condition, results of operations and cash flows.

Forward-Looking Statements

Statements included in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” which are not historical in nature are intended to be, and are hereby identified as, “forward-looking statements” for purposes of the safe harbor provided by Section 27A of the Securities Act and Section 21E of the Exchange Act, as amended by Public Law 104-67.

Forward-looking statements regarding management’s present plans or expectations involve risks and uncertainties and changing economic or competitive conditions, as well as the negotiation of agreements with third parties, which could cause actual results to differ from present plans or expectations, and such differences could be material. Readers should consider that such statements speak only as of the date hereof.

We have in the past and may in the future make forward-looking statements. Certain of the statements contained in this document involve risks and uncertainties. Our future results could differ materially from those statements. Factors that could cause or contribute to such differences include, but are not limited to those discussed in this document. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those predicted. Also, please see Item 1A., “Risk Factors,” contained in our 2009 Annual Report on Form 10-K and Part II, Item 1A, “Risk Factors,” contained in our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2010.